                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                        SUNGLASS HUT INTERNATIONAL, INC.
                                       AT
                              $11.50 NET PER SHARE
                                       BY
                            SHADE ACQUISITION CORP.,
                          A WHOLLY-OWNED SUBSIDIARY OF
                             LUXOTTICA GROUP S.P.A.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
                          MIDNIGHT,
 NEW YORK CITY TIME, ON FRIDAY, MARCH 30, 2001, UNLESS THE
                      OFFER IS EXTENDED.

    THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT"), DATED AS OF FEBRUARY 22, 2001, BY AND AMONG LUXOTTICA GROUP S.p.A. ("PARENT"), SHADE ACQUISITION CORP. ("PURCHASER") AND SUNGLASS HUT INTERNATIONAL, INC. (THE "COMPANY").

    The Board of Directors of the Company has unanimously determined that the Offer and the Merger (each as defined herein) are fair to, advisable and in the best interests of the Company and its shareholders, has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and unanimously recommends that the Company's shareholders accept the Offer and tender all of their shares pursuant thereto.

    A summary of the principal terms of the Offer appears on pages (ii) through
(vi). You should read this entire document carefully before deciding whether to tender your shares.

    The Offer is conditioned upon, among other things, there being validly tendered, and not withdrawn prior to the Expiration Date (as defined herein), that number of shares of common stock, par value $0.01 per share (the "Shares"), of the Company that represents at least a majority of the outstanding Shares, on a fully diluted basis, on the date that the Shares are accepted for payment pursuant to the Offer (the "Minimum Condition"). The Offer is also subject to other terms and conditions set forth in this Offer to Purchase. The Offer is not subject to any financing condition.

    If you have questions about the Offer, you may call MacKenzie
Partners, Inc., the Information Agent for the Offer, or Rothschild Inc., the Dealer Manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. You may also obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery from the Information Agent or your broker, dealer, commercial bank, trust company or other nominee.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

                                ROTHSCHILD INC.

March 5, 2001

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................  ii
IMPORTANT...................................................  vii
INTRODUCTION................................................  1
THE TENDER OFFER............................................  4
1. Terms of the Offer.......................................  4
2. Acceptance for Payment and Payment for Shares............  6
3. Procedures for Accepting the Offer and Tendering
  Shares....................................................  7
4. Withdrawal Rights........................................  10
5. Certain United States Federal Income Tax Consequences....  11
6. Price Range of Shares; Dividends.........................  12
7. Certain Information Concerning the Company...............  12
8. Certain Information Concerning Parent, Luxottica S.p.A.
  and Purchaser.............................................  17
9. Source and Amount of Funds...............................  18
10. Background of the Offer; Past Contacts or Negotiations
  with the Company..........................................  19
11. The Merger Agreement; Other Arrangements................  20
12. Purpose of the Offer; Plans for the Company.............  32
13. Certain Effects of the Offer............................  33
14. Dividends and Distributions.............................  35
15. Certain Conditions of the Offer.........................  35
16. Certain Legal Matters; Regulatory Approvals.............  37
17. Dissenters' Rights......................................  39
18. Fees and Expenses.......................................  39
19. Miscellaneous...........................................  40

SCHEDULE I..................................................  S-1
  Directors and Executive Officers of Parent, Luxottica
  S.p.A. and Purchaser

                               SUMMARY TERM SHEET

    Shade Acquisition Corp. ("Purchaser" or "we" or "us") is offering to purchase all of the outstanding shares of common stock of Sunglass Hut International, Inc. (the "Company") for $11.50 net per share, in cash. This summary term sheet answers some of the questions that you may have as a shareholder of the Company. The information in this summary term sheet is not complete. Therefore, we urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal as well as the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to shareholders of the Company with these materials, because they contain important additional information.

WHO IS OFFERING TO BUY YOUR SECURITIES?

    Our name is Shade Acquisition Corp. We are a Florida corporation formed solely for the purpose of making an offer for all of the outstanding shares of common stock of the Company. We are an indirect wholly-owned subsidiary of Luxottica Group S.p.A., an Italian corporation ("Parent"). See the "Introduction" to this Offer to Purchase and Section 8--"Certain Information Concerning Parent, Luxottica S.p.A. and Purchaser."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We seek to purchase all of the outstanding shares of common stock of the Company for $11.50 net per share in cash, without interest. See the "Introduction" to this Offer to Purchase and Section 1--"Terms of the Offer."

HOW MUCH ARE WE OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

    We are offering to pay you $11.50 net per share, in cash.

WILL YOU HAVE TO PAY ANY FEES OR COMMISSIONS?

    If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

DO WE HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Parent will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer. We anticipate that Parent will obtain the funds required for these transactions primarily from a new credit facility. See Section 9--"Source and Amount of Funds."

IS OUR FINANCIAL CONDITION RELEVANT TO YOUR DECISION TO TENDER YOUR SHARES IN
  THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender your shares in the offer because:

    - the form of payment consists solely of cash, which Parent will make available to us,

    - the offer is not subject to any financing condition,

    - our offer applies to all the outstanding shares of the Company, and

    - upon the consummation of the offer, we will acquire in the merger all shares that are not tendered in the offer for the same price as in the offer.

HOW LONG DO YOU HAVE TO DECIDE WHETHER TO TENDER YOUR SHARES IN THE OFFER?

    You will have at least until 12:00 midnight, New York City time, on Friday, March 30, 2001, to tender your shares in the offer, unless we extend the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which we describe later in this Offer to Purchase. See Section 1--"Terms of the Offer" and Section 3--"Procedures for Accepting the Offer and Tendering Shares."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Yes. We have agreed with the Company that we may extend the offer beyond the scheduled expiration date with or without the Company's consent in the following events:

    - from time to time, if at any scheduled expiration date any of the conditions to our offer are not satisfied or waived,

    - for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the offer or any period required by applicable law,

    - for an aggregate period not to exceed 10 business days (for all such extensions), if all of the conditions to the offer are satisfied or waived but the number of shares validly tendered and not withdrawn is insufficient to result in Purchaser owning at least 80% of the then outstanding number of shares and we have agreed to irrevocably and expressly waive all conditions to the offer that may subsequently fail to be satisfied during such an extension of the offer, or

    - pursuant to an amendment providing for a "subsequent offering period" not to exceed 20 business days to the extent permitted under and in compliance with the Securities Exchange Act of 1934, as amended.

    We may not, in any case, extend the offer beyond June 27, 2001 without the Company's consent; PROVIDED, HOWEVER, we may extend the offer until August 27, 2001 without the Company's consent if the sole reason the Offer shall not have been consummated by June 27, 2000 is that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act has not expired or been terminated.

    If any of the conditions to this offer are not satisfied or waived on any scheduled expiration date of the offer, then, if requested to by the Company, we shall extend the offer for a period of not more than 10 business days.

    If all conditions to the offer have been satisfied or waived, we will accept for payment and pay for all shares validly tendered and not withdrawn at such time, which shares you may not thereafter withdraw, promptly after the expiration date. See Section 1--"Terms of the Offer" for more details on our ability to extend the offer.

HOW WILL WE NOTIFY YOU IF WE EXTEND THE OFFER?

    If we extend the offer, we will inform American Stock Transfer & Trust Company, the depositary for the offer, of that fact. We will also make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was otherwise scheduled to expire. See Section 1--"Terms of the Offer."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    We are not required to accept for payment or pay for any tendered shares and, subject to the terms of the merger agreement, may delay the acceptance for payment of any tendered shares unless:

    - there have been validly tendered and not withdrawn before the expiration date of the offer that number of shares which represents at least a majority of the outstanding shares on a fully diluted basis, after giving effect to the exercise or conversion of all options, warrants, rights and securities outstanding exercisable or convertible into voting securities, on the date of purchase. We call this condition the "minimum condition,"

    - there has not been a material adverse change in the Company or its business, or

    - any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act have expired or been terminated.

    A number of other conditions also apply. We may waive some of the conditions to the offer without the Company's consent; however, we cannot waive the minimum condition. See Section 15--"Certain Conditions of the Offer." Our offer is not conditioned upon any financing arrangements.

HOW DO YOU TENDER YOUR SHARES IN THE OFFER?

    If you wish to accept our offer, this is what you must do:

    - if you are a record holder of shares and have your stock certificates, you must deliver a completed and executed Letter of Transmittal and all other documents required by the Letter of Transmittal with the certificates representing your shares to American Stock Transfer & Trust Company, the depositary for the offer, not later than the time the offer expires,

    - if your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company, and

    - if you are unable to deliver any required document or instrument to the depositary by the scheduled expiration date of the offer, you may gain some additional time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period.

    See Section 3--"Procedures for Accepting the Offer and Tendering Shares."

UNTIL WHAT TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED SHARES?

    You may withdraw previously tendered shares at any time until the offer has expired and, unless theretofore accepted for payment by us pursuant to the offer, may also be withdrawn at any time after May 3, 2001. This right to withdraw previously tendered shares will not apply to the subsequent offering period discussed in Section 1 of this Offer to Purchase. See
Section 4--"Withdrawal Rights."

HOW DO YOU WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw previously tendered shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to American Stock Transfer & Trust Company, the depositary for the offer, while you still have the right to withdraw the shares. See Section 4--"Withdrawal Rights."

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

    The Company's board of directors has unanimously:

    - determined that the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and the Company's shareholders,

    - approved the merger agreement, the offer and the merger, and

    - resolved to recommend that the Company's shareholders accept the offer and approve and adopt the merger agreement and the merger; PROVIDED, HOWEVER, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Company's board of directors determines in good faith (after having consulted with outside legal counsel) that such action is necessary in order for its directors to comply with their fiduciary duties to the Company's shareholders under applicable law.

HAVE ANY SHAREHOLDERS ALREADY AGREED TO TENDER THEIR SHARES?

    No. Currently, no shareholders have agreed to tender their shares in the offer.

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL THE
  COMPANY CONTINUE AS A PUBLIC COMPANY?

    No. Following the purchase of shares in the offer we expect to consummate the merger. If the merger takes place, the Company no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining shareholders and publicly held shares that:

    - the Company's common stock will no longer be eligible to be traded through the Nasdaq National Market,

    - there may not be a public trading market for the Company's common stock, and

    - the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 13--"Certain Effects of the Offer."

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL OF THE COMPANY'S SHARES ARE NOT
  TENDERED IN THE OFFER?

    Yes. If we accept and pay for at least a majority of the shares of the Company, we will be merged with and into the Company. If that merger takes place, Parent or another wholly-owned subsidiary of Parent will own all of the shares of the Company and all shareholders of the Company (other than Parent or such other subsidiary) whose shares were not purchased in the offer will receive $11.50 net per share in cash. See the "Introduction" to this Offer to Purchase.

IF YOU DECIDE NOT TO TENDER YOUR SHARES, HOW WILL THE OFFER AFFECT YOUR SHARES?

    If the merger described above takes place, shareholders not tendering their shares in the offer will have no rights with respect to their shares except to receive $11.50 net per share, in cash. Therefore, if the merger takes place, the only difference between tendering your shares and not tendering your shares is that you will receive $11.50 net per share, in cash, earlier if you tender your shares. If the merger does not take place, however, the number of shareholders and the number of shares of the Company that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for the Company's common stock. Also, as described above, the Company may cease making filings with the SEC or otherwise may not be required to comply with the SEC rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and
Section 13--"Certain Effects of the Offer."

WHAT IS THE MARKET VALUE OF YOUR SHARES AS OF A RECENT DATE?

    On February 21, 2001, the last trading day before we announced the offer, the last sale price of the Company's common stock reported on the Nasdaq National Market was $8.313 per share. On March 2, 2001, the last trading day before we commenced the offer, the closing price of the Company's common stock reported on the Nasdaq National Market was $11.313. We encourage you to obtain a recent quotation for shares of the Company's common stock in deciding whether to tender your shares. See Section 6--"Price Range of Shares; Dividends."

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING YOUR
  SHARES?

    The receipt of cash by you in exchange for your shares pursuant to the offer or the subsequent proposed merger is a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, assuming you hold your shares as a capital asset, you will recognize capital gain or loss equal to the difference between the amount of cash you receive for the shares you tender and your adjusted tax basis in those shares. You should consult your tax advisor about the particular tax consequences of tendering your shares.

WHO CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

    You may call either of the following:

    - MacKenzie Partners, Inc., the information agent for our offer, toll free at (800) 322-2885, or

    - Rothschild Inc., the dealer manager for our offer, at (212) 403-3611 (collect) or (800) 753-5151 (Ext. 3611) (toll free).

                                   IMPORTANT

    Any shareholder wishing to tender Shares (as defined herein) in the Offer must either:

    (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to American Stock Transfer & Trust Company (the "Depositary") together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, or

    (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if that shareholder wishes to tender those Shares.

    Any shareholder who wishes to tender Shares and cannot deliver certificates representing those Shares and all other required documents to the Depositary or who cannot comply with the procedures for book-entry transfer on a timely basis may tender those Shares by following the procedure for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

    Questions and requests for assistance may be directed to MacKenzie
Partners, Inc. (the "Information Agent") or Rothschild Inc. (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained at no cost from the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

TO:  THE HOLDERS OF COMMON STOCK
OF SUNGLASS HUT INTERNATIONAL, INC.

                                  INTRODUCTION

    Shade Acquisition Corp., a Florida corporation ("Purchaser") and an indirect wholly-owned subsidiary of Luxottica Group S.p.A., an Italian corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Sunglass Hut International, Inc., a Florida corporation (the "Company"), at a price of $11.50 per Share, net to the seller in cash (such price, as it may be increased, the "Share Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of February 22, 2001 (as the same may be amended, the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation (the "Surviving Corporation"), wholly-owned by Parent. At the option of Parent, the Merger may be structured so that the Company will be merged with and into Purchaser or another direct or indirect wholly-owned subsidiary of Parent, with Purchaser or such other subsidiary of Parent continuing as the Surviving Corporation. Pursuant to the Merger, at the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by Parent, Purchaser, any wholly-owned subsidiary of Parent or Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, all of which will be cancelled) will be converted into the right to receive the Share Offer Price in cash, without interest (the "Merger Price"). The Merger Agreement is more fully described in Section 11--"The Merger Agreement; Other Arrangements," which also contains a discussion of the treatment of stock options and warrants.

    Tendering shareholders who have Shares registered in their names and who tender directly to the Depositary will not be charged brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of Rothschild Inc., as dealer manager ("Rothschild" or the "Dealer Manager"), American Stock
Transfer & Trust Company, as depositary (the "Depositary"), and MacKenzie Partners, Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See Section 18--"Fees and Expenses."

THE COMPANY'S BOARD OF DIRECTORS (THE "COMPANY BOARD") HAS UNANIMOUSLY:

    - determined that the Merger Agreement, the Offer, the Merger, and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Company and the Company's shareholders,

    - approved the Merger Agreement, the Offer and the Merger, and

    - resolved to recommend that the Company's shareholders accept the Offer and approve and adopt the Merger Agreement and the Merger; PROVIDED, HOWEVER, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Company Board determines in good faith (after having consulted with outside legal counsel) that such action is necessary in order for its directors to comply with their fiduciary duties to the Company's shareholders under applicable law.

    Morgan Stanley & Co. Incorporated ("Morgan Stanley"), the Company's financial advisor, has delivered to the Company Board a written opinion dated February 22, 2001, to the effect that, as of such date and based on and subject to the matters stated in the opinion, the $11.50 per Share cash consideration to be received in the Offer and the Merger by holders of Shares is fair, from a financial point of view, to such holders. The full text of Morgan Stanley's written opinion dated February 22, 2001, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to shareholders concurrently with this Offer to Purchase. Holders of Shares are urged to read the text of that opinion carefully in its entirety.

    The Offer is conditioned upon, among other things:

    - there having been validly tendered and not withdrawn before the Expiration Date of the Offer, that number of Shares which represents at least a majority of the outstanding Shares on a fully diluted basis (the "Minimum Condition"),

    - there not having occurred a material adverse change in the Company or its business, and

    - the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

    The Offer is also subject to the satisfaction of certain other conditions set forth in this Offer to Purchase. See Section 1--"Terms of the Offer,"
Section 15--"Certain Conditions of the Offer" and Section 16--"Certain Legal Matters; Regulatory Approvals."

    The Company has advised Parent that, on February 3, 2001, 40,136,132 Shares were issued and outstanding, 4,943,599 Shares were reserved for issuance upon exercise of outstanding options and warrants and 3,801,652 Shares were reserved for issuance upon conversion of the Company's outstanding 5 1/4% Convertible Subordinated Notes. Accordingly, Purchaser believes that the Minimum Condition would be satisfied if 24,440,693 Shares were validly tendered and not withdrawn prior to the expiration of the Offer. Except as set forth in the next sentence, neither Parent, Luxottica S.p.A., a direct wholly-owned subsidiary of Parent, Purchaser nor any person listed on Schedule I to this Offer to Purchase beneficially owns any Shares. La Leonardo Finanziaria S.r.l. ("LLF"), an entity established and controlled by Leonardo Del Vecchio, the Chairman of the Board of Directors of Parent, holds 2,259,600 Shares, as of the date of this Offer to Purchase, or approximately 5.6% of the currently outstanding Shares. As more fully described in the Schedule 13D dated as of April 19, 2000 of Mr. Del Vecchio and LLF filed with the SEC on the date hereof, Mr. Del Vecchio has voting and investment power over such Shares. Such shares were purchased by LLF in a series of transactions during the period from March 17, 2000 through April 19, 2000. Mr. Del Vecchio is the beneficial owner of approximately 69.1% of Parent's outstanding ordinary shares.

    The Merger Agreement provides that immediately following the acceptance for payment of, and payment by Purchaser for, not less than a majority of the outstanding Shares pursuant to this Offer, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the directors designated by Parent pursuant to the Merger Agreement), and (ii) the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates (including Shares accepted for payment) bears to the total number of Shares then outstanding.

    The Company has agreed, if necessary, to increase the size of the Company Board or exercise its reasonable best efforts to secure the resignations of such number of directors, or both, as is necessary to enable Parent's designees to be so elected or appointed to the Company Board and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, to cause Parent's designees to be so elected or appointed; PROVIDED, HOWEVER, that prior to the Effective Time, the Company Board shall always have at least two members who are neither officers, directors, shareholders nor designees of Purchaser or any of its affiliates and the Company shall continue to comply with The Nasdaq Stock Market requirements with respect to independent directors. See Section 11--"The Merger Agreement; Other Arrangements."

    The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If Parent, Purchaser or any other of Parent's other direct or indirect subsidiaries shall acquire, in the aggregate, 80% or more of the outstanding Shares in the Offer, Purchaser will effect the Merger pursuant to the short-form merger provisions of the Florida Business Corporation Act (the "FBCA") without obtaining the approval of any other shareholder of the Company. See
Section 16--"Certain Legal Matters; Regulatory Approvals." If the Minimum Condition is satisfied, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of the Company. The Company has agreed, if required, to cause a meeting of its shareholders to be held following consummation of the Offer for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement. Parent has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other affiliates that it controls in favor of the approval of the Merger and adoption of the Merger Agreement. See
Section 11--"The Merger Agreement; Other Arrangements."

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn on or prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday,
March 30, 2001, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open. In that event, the term "Expiration Date" means the latest time and date on which the Offer, as so extended (other than any extension with respect to the Subsequent Offering Period described below), expires.

    The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of any applicable waiting period under the HSR Act, and the other conditions set forth in Section 15 of this Offer to Purchase. Subject to the provisions of the Merger Agreement, Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (except the Minimum Condition, which can only be waived with the prior written consent of the Company). Except as set forth below, if on the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, Purchaser may elect to:

    - terminate the Offer and return all tendered Shares to tendering shareholders,

    - waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn, or

    - extend the Offer (except that in no event may Purchaser extend the Offer beyond June 27, 2001 without the Company's consent; PROVIDED, HOWEVER, Purchaser may extend the Offer until August 27, 2001 without the Company's consent if the sole reason the Offer shall not have been consummated by June 27, 2001 is that the applicable waiting period under the HSR Act has not expired or been terminated), and, subject to the right of shareholders to withdraw previously tendered Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

    Purchaser will not, and Parent will cause Purchaser not to, make any change without the prior written consent of the Company that:

    - waives the Minimum Condition,

    - decreases the Share Offer Price,

    - decreases the number of Shares sought to be purchased in the Offer,

    - changes the form of consideration to be paid in the Offer,

    - imposes conditions to the Offer in addition to the conditions set forth in
      Section 15 of this Offer to Purchase or amends any other term of the Offer (including the conditions to the Offer) in any manner adverse to the holders of any Shares, or

    - except as provided in the Merger Agreement, extends the Offer.

    Except as set forth below, Purchaser may extend the Offer beyond the scheduled Expiration Date from time to time, with or without the Company's consent, in the following events:

    - from time to time, if at any scheduled Expiration Date any of the conditions to the Offer are not satisfied or waived,

    - for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law,

    - for an aggregate period not to exceed 10 business days (for all such extensions), if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is insufficient to result in Purchaser owning at least 80% of the then outstanding number of Shares and Purchaser has agreed to irrevocably and expressly waive all conditions to the Offer that may subsequently fail to be satisfied during such an extension of the Offer, or

    - pursuant to an amendment to the Offer providing for a "subsequent offering period" not to exceed 20 business days to the extent permitted under the Exchange Act.

    In addition, if any of the conditions to the Offer are not satisfied or waived on any scheduled Expiration Date of the Offer, then, if requested by the Company, Parent will, and will cause Purchaser to, extend the Offer for a period of not more than 10 business days.

    If all conditions to the Offer have been satisfied or waived, Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn promptly after the Expiration Date (which Shares may not thereafter be withdrawn).

    A Subsequent Offering Period is an additional period of time from three business days to 20 business days in length, beginning after Purchaser purchases Shares tendered in the Offer, during which shareholders may tender, but not withdraw, their Shares and receive the Share Offer Price.

    If Purchaser provides for a Subsequent Offering Period following Purchaser's acceptance for payment of Shares in the Offer, then, pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, Purchaser will promptly purchase and pay for all Shares tendered at the same price paid in the Offer.

    Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time:

    - to terminate the Offer if an event or circumstance has occurred that would result in any of the conditions set forth in Section 15 of this Offer to Purchase failing to be satisfied or no Shares have been purchased pursuant to the Offer on or before June 27, 2001, and

    - to waive any of the conditions to the Offer (other than the Minimum Condition) and to make any change in the terms or conditions of the Offer,

in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer promptly after the Expiration Date.

    Purchaser will publicly announce any extension, delay, termination, waiver or amendment as promptly as practicable. Purchaser will announce any extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including, without limitation, Rules 14d-4(d) and 14d-6(c) under the Exchange Act which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and these Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described under
Section 4--"Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by
(i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a Subsequent Offering Period and pay for Shares tendered during the Subsequent Offering Period in accordance with Rule 14d-11 under the Exchange Act and (ii) the terms of the Merger Agreement, which require that Purchaser pay for Shares that are tendered pursuant to the Offer promptly after the expiration of the Offer.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date on which the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time, of such day.

    The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer promptly after the Expiration Date.

    Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. For information with respect to any regulatory approvals we are required to obtain prior to the completion of the Offer, see Section 16--"Certain Legal Matters; Regulatory Approvals."

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

    - the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of this Offer to Purchase,

    - a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below in Section 3 of this Offer to Purchase) in lieu of the Letter of Transmittal, and

    - any other documents required by the Letter of Transmittal.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares so accepted will be made by the deposit of the Share Offer Price for those Shares with the Depositary, which will act as paying agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under
Section 1 of this Offer to Purchase, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase, and as otherwise required by Rule 14e-1(c) under the Exchange Act.

    UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE SHARE OFFER PRICE, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

    If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 of this Offer to Purchase, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer. Any such transaction or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDERS. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile of the Letter of Transmittal), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of

Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either:

(1) the Share Certificates representing tendered Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or

(2) the guaranteed delivery procedures described below must be complied with.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the system of the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility,
(i) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless that holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) if the Shares are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on the Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available, or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (a) the tender is made by or through an Eligible Institution,

    (b) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, and

    (c) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer, together with the properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

    In all cases, Shares will not be deemed validly tendered unless the Depositary receives a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. THE DELIVERY WILL BE DEEMED MADE ONLY WHEN THE DOCUMENTS ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING IN THE CASE OF A BOOK-ENTRY TRANSFER, RECEIPT OF A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    DETERMINATION OF VALIDITY. Purchaser will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares and its determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders that it determines are not in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (including with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent be executed by such shareholder (and, if given or executed, will not be deemed to be effective). The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's shareholders, action by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, Purchaser must be able to exercise full voting rights with respect to such Shares immediately upon Purchaser's payment for such Shares.

    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

    BACKUP WITHHOLDING. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments of the Share Offer Price to certain shareholders for Shares purchased pursuant to the Offer, each such shareholder must provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding.

    If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the shareholder and payment of cash to the shareholder pursuant to the Offer may be subject to backup withholding. All shareholders surrendering Shares should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding.

    Non-corporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4.  WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 3, 2001. No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1--"Terms of the Offer."

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase.

    Any notice of withdrawal must specify the name, address and TIN of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3--"Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date or during any Subsequent Offering Period by following one of the procedures described in Section 3--"Procedures for Accepting the Offer and Tendering Shares."

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion. That determination will be final and binding. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of certain United States federal income tax consequences of the Offer. This discussion is for general information only and does not address all aspects of United States federal income taxation that may be relevant to shareholders who tender Shares pursuant to the Offer. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The discussion applies only to shareholders in whose hands the Shares are capital assets--generally property held for investment--and may not apply to shareholders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of shareholders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker-dealers) who may be subject to special rules under the United States federal income tax laws. This discussion does not discuss the United States federal income tax consequences to a shareholder who, for the United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign income or other tax laws.

    BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH SHAREHOLDER TENDERING SHARES PURSUANT TO THE OFFER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX EFFECTS OF THE OFFER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL OR

FOREIGN INCOME OR OTHER TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

    The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a shareholder will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) the shareholder's adjusted tax basis in the Shares sold pursuant to the Offer. Gain or loss must be determined separately for each block of Shares (i.e. Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss will be long-term capital gain or loss if the holding period for the Shares exceeds one year at the time of the sale. Long-term capital gains derived by individuals are eligible for reduced rates of taxation (generally, 20% under current law), while short-term capital gains are taxed at the same rate as ordinary income (currently, a 39.6% maximum rate). The deductibility of capital losses is restricted and, in general, may only be used to reduce capital gains to the extent thereof. However, taxpayers who are individuals may generally deduct annually $3,000 of capital losses in excess of their capital gains.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares are traded on the Nasdaq National Market under the symbol "RAYS." The following table sets forth, for the periods indicated, the high and low sale prices per Share. No dividends were paid to shareholders for the periods indicated. Share prices are as reported on the Nasdaq National Market based on published financial sources.

                                                                 COMMON STOCK
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR 1998:
  First Quarter (February 1 to May 2).......................  $10.625    $ 6.938
  Second Quarter (May 3 to August 1)........................   12.750      8.000
  Third Quarter (August 2 to October 31)....................    8.750      3.750
  Fourth Quarter (November 1 to January 30).................   10.125      4.406
FISCAL YEAR 1999:
  First Quarter (January 31 to May 1).......................   12.625      9.219
  Second Quarter (May 2 to July 31).........................   17.188     13.000
  Third Quarter (August 1 to October 30)....................   13.000      9.563
  Fourth Quarter (October 31 to January 29).................   14.000      8.188
FISCAL YEAR 2000:
  First Quarter (January 30 to April 29)....................   10.063      6.656
  Second Quarter (April 30 to July 29)......................    8.750      6.000
  Third Quarter (July 30 to October 28).....................    7.750      6.063
  Fourth Quarter (October 29 to February 3).................    9.125      4.750

    On February 21, 2001, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the Nasdaq National Market was $8.313 per Share. On March 2, 2001, the last full day of trading before the commencement of the Offer, the closing price of the Shares on the Nasdaq National Market was $11.313 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    According to the Company Form 10-K referred to below, the Company is a Florida corporation with its principal offices located at 255 Alhambra Circle, Coral Gables, Florida 33134. The Company's telephone number is (305) 461-6100. The Company is the world's largest specialty retailer of sunglasses and one of the world's largest specialty retailer of popular price ($50 to $500) watches, with approximately 1,900 locations worldwide. The Company's stores operate under the Sunglass Hut International and Watch Station tradenames. Some of the Company's stores combine sunglasses and watches in a unified format. As of the end of the 1999 fiscal year, the Company employed 9,174 persons, of whom 3,689 were full-time employees and 5,485 were part-time employees.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    Set forth below is a summary of certain consolidated financial information with respect to the Company and its consolidated subsidiaries, excerpted or derived from the information contained in its Form 10-K for the year ended January 29, 2000 (the "Company Form 10-K") and its Quarterly Report on
Form 10-Q for the quarter ended October 28, 2000. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC. The financial information summary set forth below is qualified in its entirety by reference to such reports and other documents filed with the SEC and all of the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the SEC in the manner set forth below.

                        SUNGLASS HUT INTERNATIONAL, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    THIRTY-NINE WEEKS ENDED           YEAR ENDED
                                                   -------------------------   -------------------------
                                                   OCTOBER 28,   OCTOBER 30,   JANUARY 29,   JANUARY 30,
                                                      2000          1999          2000          1999
                                                   -----------   -----------   -----------   -----------
INCOME STATEMENT DATA:
Net sales........................................   $502,754      $484,487       $635,603      $601,954
Costs of goods sold, occupancy and buying
  expenses.......................................    293,675       279,816        368,860       356,523
                                                    --------      --------       --------      --------
  Gross profit...................................    209,079       204,671        266,743       245,431
                                                    --------      --------       --------      --------
Selling, general and administrative expenses:....
  Operating expenses.............................    142,234       136,995        186,609       179,633
  Depreciation and leasehold amortization........     22,107        19,331         25,698        23,652
  Amortization of cost in excess of net assets of
    acquired businesses..........................      1,871         1,517          2,017         1,752
  Restructuring expenses (reversals) and asset
    impairment charges...........................         --            --           (399)         (371)
                                                    --------      --------       --------      --------
  Expenses related to acquisitions...............         --            --             --            --
                                                    --------      --------       --------      --------
                                                     166,212       157,843        213,925       204,666
    Earnings (loss) from continuing operations
      before interest, income taxes, and
      cumulative effect of change in accounting
      principle..................................     42,867        46,828         52,818        40,765
Interest expense.................................      9,908         5,970          8,122         7,319
                                                    --------      --------       --------      --------
    Earnings (loss) from continuing operations
      before income taxes, and cumulative effect
      of change in accounting principle..........     32,959        40,858         44,696        33,446
Provision (benefit) for income taxes.............     12,793        15,833         17,208        13,625
                                                    --------      --------       --------      --------
    Earnings (loss) from continuing operations
      before cumulative effect of change in
      accounting principle.......................     20,166        25,025         27,488        19,821
Discontinued operations:.........................
  Loss from discontinued operations net of tax
    benefits of $1,400 in 1997, $824 in 1996 and
    $11 in 1995..................................         --            --             --            --
  Estimated loss from disposal of discontinued
    operations, net of income tax benefit of $462
    in 1999 and $5,200 in 1997...................         --            --           (738)           --
                                                    --------      --------       --------      --------
  Earnings (loss) before cumulative effect of
    change in accounting principle...............     20,166        25,025         26,750        19,821
Cumulative effect of change in accounting
  principle, net of income tax benefit of $851...         --            --             --            --
                                                    --------      --------       --------      --------
    Net income (loss)............................   $ 20,166      $ 25,025       $ 26,750      $ 19,821
                                                    ========      ========       ========      ========
Pro forma net income (loss) per share
  Basic--
    From continuing operations...................   $   0.48      $   0.54       $   0.60      $   0.38
    From discontinued operations.................         --            --          (0.02)           --

                        SUNGLASS HUT INTERNATIONAL, INC.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    THIRTY-NINE WEEKS ENDED           YEAR ENDED
                                                   -------------------------   -------------------------
                                                   OCTOBER 28,   OCTOBER 30,   JANUARY 29,   JANUARY 30,
                                                      2000          1999          2000          1999
                                                   -----------   -----------   -----------   -----------
    Cumulative effect of change in accounting
      principle..................................         --            --             --            --
    Pro forma adjustment for income taxes........         --            --             --            --
                                                    --------      --------       --------      --------
      Net income (loss)..........................   $   0.48      $   0.54       $   0.58      $   0.38
                                                    ========      ========       ========      ========
  Diluted--
    From continuing operations...................   $   0.48      $   0.52       $   0.58      $   0.38
    From discontinued operations.................         --            --          (0.01)           --
    Cumulative effect of change in accounting
      principle..................................         --            --             --            --
    Pro forma adjustment for income taxes........         --            --             --            --
                                                    --------      --------       --------      --------
      Net income (loss)..........................   $   0.48      $   0.52       $   0.57      $   0.38
                                                    ========      ========       ========      ========
Weighted average shares outstanding:
  Basic..........................................     41,688        46,289         45,838        51,524
                                                    ========      ========       ========      ========
  Diluted........................................     42,148        47,752         47,218        52,226
                                                    ========      ========       ========      ========

                                                        OCTOBER 28,       JANUARY 29,   JANUARY 30,
                                                           2000              2000          1999
                                                    -------------------   -----------   -----------
BALANCE SHEET DATA:
Working capital...................................       $ 59,139           $ 59,343      $ 57,367
Total assets......................................        326,882            283,503       258,354
Long-term debt....................................        202,023            166,196       133,121
Stockholders' equity..............................         40,279             44,147        55,189

                CERTAIN PROJECTED FINANCIAL DATA FOR THE COMPANY

    To the knowledge of Parent and Purchaser, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the feasibility of the Offer and the Merger, the Company prepared and furnished to Parent certain estimates regarding its 2000 fiscal year financial performance and financial projections regarding its 2001 fiscal year.

    The estimates and projections presented in the table below (the "Projections") are derived or excerpted from information provided by the Company and are based on numerous assumptions concerning future events. The Projections have not been adjusted to reflect the effects of the Offer or the Merger or the incurrence of indebtedness in connection therewith.

                        SUNGLASS HUT INTERNATIONAL, INC.
                CERTAIN PROJECTIONS OF FUTURE OPERATING RESULTS
                             (DOLLARS IN MILLIONS)

                                                  FISCAL YEAR 2000   FISCAL YEAR 2001
                                                    (ESTIMATED)        (PROJECTED)
                                                  ----------------   ----------------
Revenues........................................       $679.5             $740.1
Gross Profit....................................        279.7              310.4
EBITDA..........................................         85.1              102.1(1)
EBIT............................................         50.6               64.8
Net Income......................................         22.4(2)            30.6

------------------------
(1) The Company specifically noted that the fiscal 2001 EBITDA figures were presented on a basis that excluded any operating contingency reserves that would normally be included in a budget submission and that normal operating contingency reserves would approximate $2 million in EBITDA. The Company also noted that the 2001 EBITDA projection could be subject to slight refinements reflecting the Company's recent changes in senior management.

(2) Parent has been advised that the Company intends to finalize an asset review of its internet/watch specialty operations (including store closing decisions) as of the end of the Company's 2000 fiscal year, and to record appropriate charges resulting from such review. Parent has also been advised that the Company intends to recognize approximately $1.1 million of severance charges in the fourth quarter of fiscal 2000. The fiscal 2000 estimate was prepared on an operating basis and does not reflect these expected non-operating charges; however, the 2001 projection reflects the benefit of lower depreciation and amortization resulting from such expected fourth quarter write-offs.

    THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE SEC OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY THE COMPANY AND/OR ITS FINANCIAL ADVISORS, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, PURCHASER, THE COMPANY, OR ANY OF THEIR RESPECTIVE FINANCIAL ADVISORS, ASSUME ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NEITHER PARENT, PURCHASER, THE COMPANY, NOR ANY OF THEIR FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose events which may occur or may have occurred or may affect the significance or accuracy of any such information.

8.  CERTAIN INFORMATION CONCERNING PARENT, LUXOTTICA S.P.A. AND PURCHASER.

    Parent and Luxottica S.p.A. are Italian corporations with their principal offices located at Piazzale Lotto, 2, Milan, Italy. Their telephone number at that address is (39) 02-499-841. Luxottica S.p.A. is a direct, wholly-owned subsidiary of Parent and is an operating company through which Parent conducts operations in Italy. Parent is the world leader in the design, manufacture, marketing and distribution of high quality prescription frames and sunglasses in the mid- and premium- priced categories. Parent's products are primarily manufactured in Italy and include approximately 2,650 models available in a wide array of colors and sizes, which are marketed under a variety of well-known brand names. Parent's house brand names include RAY-BAN, REVO, ARNETTE, KILLER LOOP, PERSOL, VOGUE, LUXOTTICA and SFEROFLEX. Its designer lines include GIORGIO ARMANI, EMPORIO ARMANI, BULGARI, BROOKS BROTHERS, CHANEL, BYBLOS, SERGIO TACCHINI, MOSCHINO, SALVATORE FERRAGAMO, EMANUEL UNGARO, WEB, ANNE KLEIN and GENNY. Parent operates six integrated design and production facilities in Italy, five of which are located in northeastern Italy. In addition, Parent operates a facility for the production of sunglass crystal lenses in Hong Kong and, through its 50%-owned joint venture with a Japanese partner, a facility in China for the production of prescription frames. As of December 31, 2000, Parent and its subsidiaries employed approximately 24,500 employees worldwide, of whom approximately 17,500 were employed in the United States and approximately 4,950 were employed in Italy.

    Parent also operates the largest optical retailer in North America through its LensCrafters subsidiary, which Parent acquired in 1995. LensCrafters operates over 860 stores, encompassing 3.8 million square feet of space, in the United States, Canada and Puerto Rico. LensCrafters offers a wide selection of prescription frames and sunglasses, most of which are manufactured by Parent, as well as a variety of prescription frames and sunglasses manufactured by third parties. In addition, each store has a licensed optometrist on site and a lens grinding laboratory, which provides efficient service to customers in one hour.

    Purchaser is a Florida corporation with its principal offices located at 44 Harbor Park Drive, Port Washington, New York 11050. Purchaser's telephone number is (516) 484-3800. Purchaser is a direct wholly-owned subsidiary of Luxottica S.p.A. Purchaser has not carried on any activities other than in connection with the Merger Agreement.

    The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent, Luxottica S.p.A. and Purchaser and certain other information are set forth in Schedule I to this Offer to Purchase.

    Except as described in the Introduction of this Offer to Purchase, none of Parent, Luxottica S.p.A., Purchaser nor, to the best knowledge of Parent, Luxottica S.p.A. and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent, Luxottica S.p.A. or Purchaser or any of the persons so listed:

    - beneficially owns or has any right to acquire, directly or indirectly, any Shares, or

    - has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Luxottica S.p.A., Purchaser nor, to the best knowledge of Parent, Luxottica S.p.A. and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

    Except as set forth in this Offer to Purchase, none of Parent, Luxottica S.p.A., Purchaser nor, to the best knowledge of Parent, Luxottica S.p.A. and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.  SOURCE AND AMOUNT OF FUNDS.

    The Offer is not subject to any financing condition. Parent and Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer will be approximately $462 million (which amount excludes related fees and expenses). In addition, Parent and Purchaser estimate that, assuming that all of the Company's outstanding options and warrants are exercised, the additional amount of funds necessary to purchase the Shares issuable upon such exercise of options and warrants, net of the applicable exercise prices, would be approximately $19.7 million. See
Section 18--"Fees and Expenses." Purchaser expects to obtain all funds necessary for the Offer and the Merger through capital contributions or advances to be made to it by Parent. Although the Offer and the Merger are not subject to any financing condition, Parent intends to obtain a portion of the funds for such capital contributions or advances from a new credit facility, as described below, and expects to obtain the balance of such funds from cash on hand and from existing lines of credit. These existing lines of credit had an aggregate borrowing availability of approximately Lit. 3,100 billion (or approximately $1.47 billion) as of December 31, 2000, of which approximately Lit. 1,340 billion (or approximately $636 million) was unused and available as of such date.

    Parent expects to enter into a new E500 million (or approximately
$460 million) credit facility with Banca Intesa S.p.A., Milan, Italy, comprised of a E300 million (or approximately $276 million) revolving facility (the "Revolving Facility") and a E200 million (or approximately $184 million) term loan (the "Term Loan"). Parent's obligations under the credit facility will not be guaranteed by any of its direct or indirect subsidiaries and will be unsecured. The proceeds from the credit facility are expected to be used to purchase the Shares in the Offer and to fund the Merger Price to be paid in the Merger. The credit facility is expected to have a maturity date of eighteen (18) months from the completion of the Offer.

    The interest rate under the Term Loan is expected to be three-month EURIBOR plus 32.5 basis points. The interest rate under the Revolving Facility is expected to be one-, two- or three-month EURIBOR, at Parent's option, plus 32.5 basis points.

    Parent is currently negotiating the terms of the definitive documentation governing the new credit facility, and expects that such documentation will contain conditions precedent to advancing funds, representations and warranties, covenants, events of default and other provisions customary for such financings. Parent expects the financing pursuant to the new credit facility to close immediately prior to the purchase of Shares pursuant to the Offer.

    Parent anticipates that any indebtedness incurred through borrowings under the new credit facility will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by Parent and its affiliates (including, following the Merger, funds generated by the Company). No decision has been made concerning the method to be employed to repay such indebtedness. Such decision will be made based on review by Parent from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such other factors as Parent may deem appropriate.

    While the foregoing represents the present intention of Parent and Purchaser with respect to the source of funds to complete the Offer and the Merger, the actual financing arrangements reached may change depending on such factors as Parent may deem appropriate. In addition, in the event the new credit facility is not consummated, Parent will still have sufficient borrowing capacity under its existing lines of credit to consummate both the Offer and the Merger and to pay all fees and expenses in connection therewith.

10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

    PAST TRANSACTIONS BETWEEN PARENT AND THE COMPANY

    Parent and the Company have maintained an ongoing business relationship in which certain subsidiaries of Parent sell sunglasses to the Company and/or its subsidiaries for retail sale in the Company's stores world-wide. Such sales have accounted for gross consolidated revenues to Parent of approximately
$15.6 million in 1999 and approximately $38.6 million in 2000.

    In addition, simultaneously with the execution and delivery of the Merger Agreement, Parent, the Company and Mr. Hauslein entered into the Consulting Agreement (as defined below). See Section 11--"The Merger Agreement; Other Arrangements--Consulting Agreement."

    BACKGROUND OF THE OFFER

    The decision of Parent, Purchaser and the Company to enter into the Merger Agreement providing for the Offer and Merger in February 2001 followed a series of meetings and discussions between representatives of Parent and its financial advisor, Rothschild Inc. ("Rothschild"), on the one hand, and representatives of the Company and its financial advisor, Morgan Stanley, on the other hand. These meetings and discussions occurred in two separate periods; the first from late April through June 2000, and the second from early January through February 2001.

    On April 27, 2000, at the request of Parent, representatives from Rothschild met with James N. Hauslein, the Chairman of the Company Board, to indicate that Parent would be interested in discussing with the Company a potential business combination. Mr. Hauslein indicated that he and the Company Board would be willing to discuss such a transaction. Thereafter, beginning in mid-May 2000, representatives of Parent and the Company discussed a possible acquisition of the Company by Parent, including the nature and amount of the consideration to be received by the Company's shareholders, the structure of a possible transaction and other material terms. At that time, Parent submitted to the Company a written proposal for a stock-for-stock merger pursuant to which the Company's shareholders would receive ordinary shares of Parent based on the companies' respective trading prices. The proposal included certain price enhancement mechanisms for the ordinary shares of Parent to be issued as merger consideration. Representatives of the Company informed Parent that such proposal was not satisfactory. In early June 2000, Parent's financial advisor submitted a revised proposal to the Company pursuant to which each Share would be acquired for $8.50 in cash plus a warrant to purchase 1/10th of an ordinary share of Parent. Following a June 7, 2000 meeting of the Company Board, Parent was informed that its revised proposal had been rejected.

    Having failed to reach agreement on the material terms of a possible transaction, the parties' discussions terminated in late June 2000.

    No further substantive discussions relating to the proposed transaction occurred until early January 2001, when, at the request of Parent, the parties and their respective financial advisors resumed discussions regarding a possible transaction. The Company offered to Parent the opportunity to conduct limited financial due diligence with respect to the Company. In mid-January, Parent proposed that the Company consider an acquisition by Parent at a price of $9.10 per Share in cash. Morgan Stanley subsequently advised Parent that, following a meeting of the Company Board, the Company had determined that the proposed offer was inadequate.

    The parties' financial advisors continued to discuss the possibility of the two companies entering into a confidentiality, standstill and exclusivity agreement and exchanging financial data, as well as continuing negotiations. In early February 2001, Parent and the Company executed a confidentiality agreement, after which Morgan Stanley delivered to Rothschild certain due diligence information relating to the Company, which the parties subsequently discussed.

    In mid-February 2001, Parent proposed to increase its offer to $10.50 per Share in cash, and the parties continued their discussions.

    Parent was advised by the Company that during the weekend of February 17 and 18, 2001, members of the Company Board discussed Parent's revised proposal. On February 19, 2001, Parent revised its proposal to $11.25 per Share and also indicated a willingness to further increase the offer price if its other proposed terms were agreed to and if Mr. Hauslein entered into a non-competition and consulting agreement (the "Consulting Agreement") to be effective upon the closing of the transaction. On February 20, 2001, Parent provided a draft acquisition agreement to the Company and, on February 21, 2001, indicated to the Company that it was prepared to increase its offer to $11.50 per Share if the Company Board would approve the transaction promptly. The parties and their advisors thereafter proceeded to negotiate the terms of the Merger Agreement.

    At a meeting of the Company Board on the evening of February 21, Mr. Hauslein updated the Company Board on the discussions with Parent, including Parent's proposal to increase the offer consideration made earlier that day. After discussions among the directors, members of the Company's management present at the meeting and the Company's legal and financial advisors, the Company Board, by a unanimous vote, approved the Offer, the Merger Agreement and the Merger, and recommended that the Company's shareholders accept the Offer. Thereafter, the parties finalized the Merger Agreement and related documents, including the Consulting Agreement with Mr. Hauslein.

    At a meeting of Parent's Board of Directors in Milan on February 22, Parent's Board reviewed the terms of the transaction with Parent's management and Parent's legal advisors, and approved the transaction agreements. Immediately thereafter, representatives of Parent, the Company and Purchaser executed the agreements, and the parties issued a joint press release announcing the transaction at approximately 8:45 a.m., New York City time on February 22.

11. THE MERGER AGREEMENT; OTHER ARRANGEMENTS.

    THE MERGER AGREEMENT

    The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Parent and Purchaser with the SEC in connection with the Offer pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act. The summary is qualified in its entirety by reference to the Merger Agreement, which is deemed to be incorporated by reference in this Offer to Purchase. Capitalized terms used in this Offer to Purchase and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

    THE OFFER. The Merger Agreement provides for the making of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition, the expiration or termination of any applicable waiting period under the HSR Act, and certain other conditions that are described in
Section 15 of this Offer to Purchase.

    DIRECTORS. The Merger Agreement provides that promptly upon the purchase of and payment for a number of Shares that satisfies the Minimum Condition pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board that equals the product of:

    - the total number of directors on the Company Board (giving effect to the directors designated by Parent pursuant to the Merger Agreement), and

    - the percentage that the number of Shares beneficially owned by Parent or its affiliates, including Shares accepted for payment, bears to the total number of Shares then outstanding.

    The Company has agreed promptly to take all actions necessary to cause Parent's designees ("Purchaser Insiders") to be so elected, including, if necessary, by increasing the number of directors or seeking the resignations of one or more existing directors; PROVIDED, HOWEVER, that prior to the effective time of the Merger (the "Effective Time"), the Company Board shall always have at least two members who are neither officers, directors, shareholders or designees of Purchaser or any of its affiliates and the Company shall continue to comply with The Nasdaq Stock Market requirements with respect to independent directors.

    From and after the election or appointment of Parent's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance, or waiver, of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders.

    THE MERGER. The Merger Agreement provides that upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of the Merger Agreement and the FBCA, at the Effective Time Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

    If required by the Company's articles of incorporation and/or applicable laws in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable law and upon Parent's request, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment of and payment for Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement. However, in the event that Parent, Purchaser or any of Parent's other direct or indirect subsidiaries shall acquire, in the aggregate, at least 80% of the outstanding Shares, pursuant to the Offer or otherwise, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by Purchaser pursuant to the Offer without a meeting of shareholders of the Company.

    At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, Purchaser, any wholly-owned subsidiary of Parent or Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto) will be converted into the right to receive in cash the Share Offer Price (the "Merger Price"). At the Effective Time, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

    COMPANY OPTION PLANS. The Merger Agreement provides that, at the Effective Time, all outstanding and unexpired options (regardless of whether or not such options have vested) (the "Options"), including all options granted pursuant to the Company's 1993 Amended and Restated Stock Option Plan and 1996 Executive Incentive Compensation Plan (collectively, the "Option Plans"), shall be cancelled and each holder of a cancelled Option shall be entitled to receive, in consideration for the cancellation of such Option, an amount in cash equal to the product of (x) the number of Shares previously subject to such Option and
(y) the excess, if any, of the Merger Price over the exercise price per Share previously subject to such Option (such payment to be net of taxes and other amounts required by law to be withheld with respect thereto), payable to such holder, without interest thereon, upon surrender of the certificate or other document evidencing such Option to the Surviving Corporation. Delivery of any cash payment to a holder of Options shall be conditioned upon receipt by Parent or the Surviving Corporation of a waiver of all of that holder's right, title and interest in and to his or her Options. Effective as of the Effective Time, the Company shall take all action as is necessary prior to the Effective Time to terminate all Option Plans so that on and after the Effective Time no current or former employee, director, consultant or other person shall have any option to purchase Shares or any other equity interests in the Company under any Option Plan.

    WARRANTS. The Merger Agreement provides that, at the Effective Time, all outstanding and unexpired warrants to purchase Shares (the "Warrants") shall be cancelled and each holder of a cancelled Warrant shall be entitled to receive, in consideration for the cancellation of such Warrant, an amount in cash equal to the product of (x) the number of Shares previously subject to such Warrant and (y) the excess, if any, of the Merger Price over the exercise price per Share previously subject to such Warrant (such payment to be net of taxes and other amounts required by law to be withheld with respect thereto), payable to such holder, without interest thereon, upon surrender of the certificate or other document evidencing such Warrant to the Surviving Corporation. Delivery of any cash payment to a holder of Warrants shall be conditioned upon receipt by Parent or the Surviving Corporation of a waiver of all of that holder's right, title and interest in and to his or her Warrants.

    REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser, including but not limited to representations relating to organization and qualification; subsidiaries; corporate existence and power; capitalization; authority; government authorizations; compliance with agreements; SEC reports and financial statements; SEC filing information; litigation; compliance with applicable laws; employee benefit plans and arrangements; intellectual property; environmental matters; taxes; absence of certain material adverse changes; affiliate transactions; insurance; real property; labor matters; material contracts; opinion of the Company's financial advisor; and brokers.

    Certain representations and warranties in the Merger Agreement made by the Company and Parent are qualified as to "materiality" or "Material Adverse Effect on the Company." For purposes of the Merger Agreement and this Offer to Purchase, the term "Material Adverse Effect on the Company" generally means any change or effect that, either individually or in the aggregate with all other changes or effects, is or could reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole. The term "Material Adverse Effect on the Company" does not include any adverse effect resulting from a change in general economic conditions or any change in vendor relationships resulting primarily from the announcement of the Offer and the Merger.

    Pursuant to the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company, including representations relating to their corporate existence and power; good standing; organization and qualification; corporate authority; no conflict; required filings and consents; the accuracy of certain disclosures to be made in connection with preparation of the documents related to the Offer; brokers; and financial capability.

    COVENANTS. The Merger Agreement contains various covenants of the parties thereto. A description of certain of these covenants follows.

    The Merger Agreement provides that, except as contemplated by the Merger Agreement or with the prior written consent of Parent, during the period from the date of the Merger Agreement to the earlier of (i) such time as Purchaser Insiders shall constitute a majority of the Company's Board, (ii) such time as the Merger Agreement is terminated in accordance with its terms, and (iii) the Effective Time, the Company will, and will cause each of its subsidiaries to,
(i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use its reasonable efforts to preserve intact the business or organization of the Company and each of its subsidiaries and to keep available the services of its and their present officers, consultants and key employees, (iii) use its reasonable best efforts to preserve the goodwill of those having business relationships with it, as well as with officials and employees of government agencies and other entities which regulate the Company, its subsidiaries and their respective businesses, and (iv) not take any action which could reasonably be expected to materially and adversely affect the ability of the parties to consummate the transactions contemplated by the Merger Agreement. Except as otherwise contemplated by the Merger Agreement, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed, at any time following sixty (60) days after the date of this Agreement:

    - adopt any amendment to its articles of incorporation or bylaws or comparable organizational documents,

    - sell, pledge or encumber any stock owned by it in any of its subsidiaries,

    - except for issuances of capital stock of the Company's subsidiaries to the Company or a wholly-owned subsidiary of the Company, (i) issue, reissue, sell, or convey, or authorize the issuance, reissuance, sale or conveyance of (A) shares of capital stock (or other ownership interests) of any class (including shares held in treasury), or securities convertible or exchangeable into capital stock (or other ownership interests) of any class, or any rights, warrants or options to acquire any such convertible or exchangeable securities or capital stock (or other ownership interests), or any indebtedness with voting rights, other than the issuance of Shares, in accordance with the terms of the instruments governing such issuance on the date thereof, pursuant to the exercise of Options or Warrants outstanding on the date thereof and the conversion of the Company's outstanding 5 1/4% Convertible Subordinated Notes due 2003, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date thereof; or (ii) make any other changes in the capital structure of the Company, or in the case of clauses
      (i) and (ii) propose or agree to do any of the foregoing,

    - declare, set aside or pay any dividend or other actual, constructive or deemed distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock or otherwise make any payments to shareholders in their capacity as shareholders, other than any distribution by a subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company,

    - split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, or any of its other securities,

    - increase the compensation or fringe benefits payable or to become payable to its present or former directors, officers, consultants or employees (whether from the Company or any of its subsidiaries), or pay or award any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Option Plans or otherwise) or grant any severance or termination pay to, or enter into any employment, severance or other compensation agreement with, any director, officer, consultant or employee of the Company or any of its subsidiaries or establish, adopt, enter into, amend or waive in any material respect any performance or vesting criteria or accelerate vesting or exercisability under any collective bargaining, bonus profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any present or former director, officer, consultant or employee (any of the foregoing being an "Employee Benefit Arrangement"), except in each case (i) to the extent required by applicable law or regulation, (ii) to the extent required under existing Employee Benefit Arrangements and (iii) for normal increases in salary, wages and benefits of non-executive employees in the ordinary course of business consistent with past practice that do not result in a material increase in benefits or compensation expense to the Company or any of its subsidiaries,

    - acquire, mortgage, encumber, license, sell, lease or dispose of any assets (other than inventory) or securities which are material to the Company and its subsidiaries, taken as a whole, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business,

    - (i) incur, assume, guarantee or pre-pay any indebtedness, except that the Company and its subsidiaries may incur, assume or pre-pay indebtedness in the ordinary course of business consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise becomes liable or responsible (whether directly, contingently or otherwise) for significant obligations of any other person except in the ordinary course of business consistent with past practice, (iii) pay, discharge or satisfy any significant claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and consistent with past practice, (iv) make any loans, advances or capital contributions to, or investments in, any other person, except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly-owned subsidiary of the Company and the Company or another wholly-owned subsidiary of the Company, (v) authorize or make any significant capital expenditures other than in the ordinary course of business consistent with past practice or (vi) vary the Company's business practices (including, without limitation, its inventory practices) in any material respect from the Company's past practices,

    - settle or compromise any suit or claim or threatened suit or claim where the uninsured amount to be paid is greater than $100,000 or where the settlement or compromise would include an admission by the Company or any subsidiary of its non-compliance with any securities or other applicable law,

    - authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its subsidiaries,

    - make any tax election not required by law or settle or compromise any material tax liability,

    - other than in the ordinary course of business consistent with past practice, (i) waive any rights of substantial value, (ii) cancel or forgive any indebtedness owed to the Company or any of its subsidiaries or
      (iii) make any payment, direct or indirect, of any material liability of the Company or any of its subsidiaries before the same comes due in accordance with its terms,

    - voluntarily permit any material insurance policy naming the Company or any of its subsidiaries as a beneficiary or a loss payee to be canceled or terminated, except in the ordinary course of business consistent with past practice,

    - enter into or amend any material contract or agreement other than in the ordinary course of business consistent with past practice; PROVIDED, HOWEVER, that the Company may not under any circumstance waive or release any of its rights under any confidentiality or standstill agreement to which it is a party,

    - except as may be required as a result of a change in law or under GAAP, make any change in its methods, principles and practices of accounting, including tax accounting policies and procedures,

    - acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or, except in the ordinary course of business consistent with past practice, any material assets,

    - enter into any joint venture, partnership or similar agreement,

    - make any application or filing with any governmental entity outside the ordinary course of business consistent with past practice, or

    - agree in writing or otherwise to take any of the foregoing actions or voluntarily take any action which could reasonably be expected to cause any representation or warranty in the Merger Agreement to be or become untrue or incorrect in any material respect or could reasonably be expected to cause any condition to the consummation of the transactions contemplated thereby not to be satisfied.

    CONFIDENTIALITY. The Merger Agreement further provides that until the Effective Time, Parent and Purchaser will, with respect to information furnished to Parent by or on behalf of the Company, and the Company will, with respect to the information furnished to the Company by or on behalf of Parent or Purchaser, have the same confidentiality obligations as set forth in the Confidentiality Agreement, dated January 31, 2001 (the "Confidentiality Agreement"), between Parent and the Company, a copy of which is filed as an Exhibit to the Schedule TO.

    FURTHER ASSURANCES; REASONABLE BEST EFFORTS. The Merger Agreement provides that each of the Company, Parent and Purchaser shall, and shall cause their respective subsidiaries to, cooperate and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, in the case of the Company, consistent with the fiduciary duties of the Company Board, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Offer and the Merger Agreement.

    Each of the parties further agrees under the Merger Agreement:

    - that if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or Purchaser or any of their respective subsidiaries should be discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment to the documents relating to this Offer or the Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Merger Agreement, including the execution of additional instruments, the proper officers and directors of each party to the Merger Agreement shall take all such necessary or desirable action, and

    - to cooperate with each other in taking, or causing to take, at the direction of Parent, all actions necessary to delist the Shares from the Nasdaq National Market, provided that such delisting shall not be effective until after the Effective Time.

    FILINGS; CONSENTS. Pursuant to the Merger Agreement, each of the parties will use its reasonable best efforts to obtain as promptly as practicable all consents of any governmental entity or, upon Parent's reasonable request, any other person required in connection with, and waivers of any breaches or violations of any contracts, permits, licenses or other agreements that may be caused by, the consummation of the transactions contemplated by the Offer and the Merger Agreement, PROVIDED, HOWEVER, that the Company (y) need not use any effort to obtain the consent of the Company's senior lenders or the holders of the Company's 5 1/4% Convertible Notes and (z) need not expend funds to obtain consents from persons other than governmental entities unless Parent has agreed to reimburse the Company therefor.

    In addition, the Company and Parent shall (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act,
(ii) use reasonable efforts to cooperate with one another in (A) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated hereby and thereby, (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (C) taking or undertaking all such further action as may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby, (iii) shall provide promptly to the governmental entities with regulatory jurisdiction over enforcement of any applicable antitrust laws (each a, "Government Antitrust Entity") information and documents requested by such Government Antitrust Entity or necessary, or reasonably requested to permit consummation of the transactions contemplated by the Merger Agreement,
(iv) file any Notification and Report Form and related material required under the HSR Act as soon as reasonably practicable after the date of the Merger Agreement, and thereafter use commercially reasonable efforts to certify as soon as reasonably practicable substantial compliance with any requests for additional information or documentary material that are required to be made under the HSR Act, (v) keep each other informed of any material communication, and provide to the other copies of all correspondence, between either of the parties and any Government Antitrust Entity relating to the Merger Agreement or any of the matters described in this paragraph, and (vi) permit each other to review any material communication to be given by it to, and shall consult with each other in advance of any telephonic calls, meeting or conference with, any Government Antitrust Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meetings and conferences.

    EMPLOYEE STOCK AND OTHER EMPLOYEE BENEFITS.

    CURRENT OBLIGATIONS. The Merger Agreement provides that for a period of two years following the Effective Time, Parent will cause the Surviving Corporation to provide employees of the Company as of the Effective Time ("Employees") with benefits comparable (except for such changes as may be required by law) in the aggregate to those provided under the Company's benefit plans, programs and arrangements and compensation policies and practices in effect at the Effective Time (excluding any incentive compensation arrangements). Nothing in the Merger Agreement, however, shall preclude the Surviving Corporation from terminating any employee for any reason for which the Company could have terminated such person prior to the Effective Time.

    NOTIFICATION OF CERTAIN MATTERS. The Merger Agreement provides that Parent and the Company shall promptly notify each other of (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement; (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Merger Agreement or regarding any violation, or alleged violation of law;
(c) any material actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries; (d) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time prior to the Effective Time or (ii) to cause any material covenant, condition or agreement thereunder not to be complied with or satisfied in all material respects and (e) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder in any material respect; PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party thereunder.

    NO SOLICITATION. The Merger Agreement provides that the Company shall not, and shall not permit or cause any of its subsidiaries to, nor shall it authorize or permit any officer, director, employee or agent of, or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries or affiliates (collectively, the "Company Representatives") to, directly or indirectly, initiate, solicit, encourage (including by way of furnishing non-public information or assistance), induce or take any other action to facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal (as defined below), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether made before or after the date of the Merger Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, HOWEVER, that prior to the acceptance for payment of the Shares pursuant to the Offer, the Company may, and may authorize and permit the Company Representatives to, furnish or cause to be furnished confidential information and may participate in such negotiations and discussions or take any other action otherwise prohibited by Section 6.07 of the Merger Agreement with any person (unless such other action is subject to various specific restrictions set forth in the Merger Agreement, in which case such other action shall only be permitted in accordance with such restrictions) that, after the date of the Merger Agreement, makes a bona fide unsolicited proposal to enter into a business combination with the Company pursuant to an Acquisition Proposal that the Company Board in good faith reasonably determines is likely to be more favorable to the Company's shareholders than the transactions contemplated by the Merger Agreement, but only if and to the extent that (A) the Company Board determines in good faith (after having consulted with outside legal counsel) that such action is necessary in order for its directors to comply with their fiduciary duties under applicable law, (B) prior to taking such action, the Company (x) provides advance written notice to Parent that it intends to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement,
(C) prior to furnishing any nonpublic information to any such person, the Company furnishes such nonpublic information to Parent (to the extent that such nonpublic information has not been previously furnished by the Company to Parent), (D) neither the Company nor any of its subsidiaries nor any of the Company Representatives shall have violated any of the provisions of the Merger Agreement relating to solicitation of proposals, and (E) unless the Board determines in good faith after consulting the Company's outside counsel that doing so would result in a violation of the Board's fiduciary duties under applicable law, the Company promptly advises Parent of the identity of such person and the terms, conditions and status of any such Acquisition Proposal and provides Parent with copies of any written proposals and any amendments or revisions thereto and all correspondence related thereto. The Merger Agreement further provides that the Company immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing and, if not previously requested, will promptly request each person that had previously executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal return or destroy all confidential information theretofore furnished to such person by the Company or on the Company's behalf. Neither the Company nor any of its subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and shall use its best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. Notwithstanding the foregoing, nothing contained in the Merger Agreement, prevents the Company from complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal.

    The term "Acquisition Proposal," as used in the Merger Agreement, means any offer or proposal (whether or not in writing and whether or not delivered to the Company's shareholders generally), from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, (iii) offer or exchange offer that if consummated would result in any person beneficially owning 15% more of any class of equity securities of the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by the Merger Agreement.

    The Merger Agreement provides that except as expressly permitted by its terms, the Company Board (or any committee thereof) shall not approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Acquisition Proposal (an "Acquisition Agreement"). The Company may, however, terminate the Merger Agreement pursuant to
Section 8.01(e)(ii) thereof (relating to a third party Superior Acquisition Proposal (as defined below)) if (i) the Company Board has received a Superior Acquisition Proposal, (ii) in light of such Superior Acquisition Proposal, the Board has determined in good faith (after having consulted with outside legal counsel) that it would be necessary for the Company Board to terminate the Merger Agreement in order to comply with its fiduciary obligations under applicable law, (iii) the Company has notified Parent in writing of the terms of the Superior Acquisition Proposal and the determinations described in clause (ii) above, (iv) at least five (5) business days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent in writing since receipt of the notice referred to in clause (iii) above, such Superior Acquisition Proposal (as the same may have been modified or amended, but provided that Parent shall have received the requisite notice of any such modification or amendment) remains a Superior Acquisition Proposal and the Company Board has again made the determinations referred to in clause (ii) above, (v) during the five
(5) business day period referred to in the preceding clause (iv), the Company and its advisors shall have negotiated in good faith with Parent to make such adjustments in the terms and conditions of the Merger Agreement as would enable Parent to proceed with the transactions contemplated by the Merger Agreement,
(vi) the Company shall not be in breach of the provisions of Section 6.07(a) or 6.07(b) thereof (relating to solicitation), (vii) the Company Board concurrently or previously approves, and the Company concurrently or previously enters into, a definitive Acquisition Agreement providing for the implementation of such Superior Acquisition Proposal, and (viii) the Company shall have paid the Termination Fee and Parent Expenses (as such terms are defined below) in the manner contemplated by the Merger Agreement.

    The term "Superior Acquisition Proposal," as used in the Merger Agreement, means any bona fide unsolicited written Acquisition Proposal to acquire all or substantially all of the Shares or assets of the Company which the Company Board determines in its good faith judgment (after consultation with the Company's independent financial advisor) to be (x) on terms superior in value from a financial point of view to the holders of Shares than the transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any offer by Parent to amend the terms of the transactions contemplated by the Merger Agreement) and (y) reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal

    DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. The Merger Agreement provides that:

    - Parent agrees that all rights to indemnification existing at the time of the Merger Agreement in favor of any individual who at or prior to the Effective Time was a director, officer, employee or agent of the Company or any of its subsidiaries (the "Indemnified Parties") as provided in their respective charters, by-laws or indemnification agreements, as in effect on the date thereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time unless otherwise required by law, provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

    - The Company agrees that, commencing on the date of the Merger Agreement and until the Effective Time, it will engage (at no cost to the Company) a consultant designated by Parent. Such consultant, who may be an officer or employee of Parent or one of its affiliates, shall also be an advisor to Purchaser and accordingly be provided certain access to certain information provided for in the Merger Agreement. Such consultant shall, in consultation with Parent, provide the Company from time to time with recommendations pertaining to the operations of the Company and its subsidiaries. The Company, consistent with the fiduciary duties of the Company's Board of Directors, shall review such recommendations and, to the extent the Company deems advisable, adopt such recommendations and utilize its best efforts to implement those recommendations it deems advisable.

    - Parent agrees that the Company and, from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years (except as provided by in the Merger Agreement) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; PROVIDED that the Surviving Corporation may substitute therefore policies of at least the same coverage containing terms and conditions which are not significantly less advantageous to the beneficiaries of the current policies and with carriers comparable in terms of creditworthiness to those which have written the policies maintained by the Company at the date of the Merger Agreement; and PROVIDED, HOWEVER, that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and PROVIDED, FURTHER, that the Surviving Corporation shall not be required to pay an annual premium in excess of 300% of the last annual premium paid by the Company prior to the date of the Merger Agreement and if the Surviving Corporation is unable to obtain the insurance required by the Merger Agreement, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

    FINANCING COVENANT OF PARENT. The Merger Agreement provides that Parent will use its good faith and reasonable commercial efforts to obtain all financing reasonably expected to be required to accomplish the Offer, the Merger and payment for the Shares and the Option and Warrant payments contemplated by the Merger Agreement and to pay all fees and expenses arising in connection with the transactions contemplated thereby.

    STATE TAKEOVER LAWS. The Merger Agreement provides that if any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation becomes applicable to the transactions contemplated by the Merger Agreement, each of Parent, Purchaser and the Company, and the members of their respective boards of directors, shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement, and otherwise act to eliminate or minimize the effects of such Takeover Statutes (as defined below). The Company covenants and agrees under the Merger Agreement that it will not take any action that would make the Affiliate Transaction Statute (as defined below), the Control Share Statute (as defined below) or any other Takeover Statute inapplicable to an Acquisition Proposal (other than the Offer and the Merger).

    CONDITIONS TO THE MERGER. The Merger Agreement provides that the obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

    - the shareholders of the Company shall have duly approved the transactions contemplated by the Merger Agreement (if required by the FBCA), pursuant to the requirements of the Company's articles of incorporation and by-laws, and applicable law,

    - Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; provided, that this condition shall be deemed to have been satisfied with respect to Parent and Purchaser if Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer,

    - the consummation of the Merger shall not be restrained, enjoined, prohibited or materially restricted by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity which prevents or materially restricts the consummation of the Merger or has the effect of making the Merger illegal; PROVIDED, HOWEVER, that each of the parties shall have used its commercially reasonable efforts (subject to the other terms and conditions of the Merger Agreement) to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered prior to it having become final and nonappropriate, and

    - any applicable waiting period (or any extension thereof) under the HSR Act or under any other applicable statutes or regulations relating to the Merger shall have expired or been terminated.

    TERMINATION. The Merger Agreement may be terminated and the Merger and the Offer may be abandoned at any time prior to the Effective Time:

(1) by the mutual consent of Parent and the Company,

(2) by the Company if (i) Purchaser fails to commence the Offer within the time period by the Merger Agreement, or (ii) Purchaser fails to purchase validly tendered Shares in violation of the terms of the Offer or the Merger Agreement; PROVIDED, HOWEVER, that the Company may not terminate the Merger Agreement pursuant to this paragraph if it shall have materially breached the Merger Agreement,

(3) by Parent or the Company if (i) the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder or
    (ii) Purchaser shall not have accepted for payment Shares pursuant to the Offer in accordance with the terms of the Merger Agreement on or before June 27, 2001 (the "Outside Date"); PROVIDED, HOWEVER, that neither Parent nor the Company may terminate the Merger Agreement pursuant to this paragraph if such party shall have materially breached the Merger Agreement; and provided further, that if the sole reason the Offer shall not have been consummated by the Outside Date is that the HSR Condition (as defined in Section 15 of this Offer to Purchase) has not been satisfied, the Outside Date shall be extended until August 27, 2001,

(4) by Parent or the Company if any court or other governmental entity shall have issued, enacted, entered, promulgated or enforced any law, order, judgment, decree, injunction or ruling or taken any other action (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger and such law, order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable,

(5) by the Company if, prior to the acceptance for payment of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, (i) there shall have occurred, on the part of Parent or Purchaser, a material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement that would reasonably be expected to have a material adverse effect on Parent which is not curable or, if curable, is not cured within ten (10) calendar days after written notice of such breach is given by the Company to the party committing the breach, or (ii) a third party, including any group, shall have made a Superior Acquisition Proposal and the requirements of Section 6.07(b) of the Merger Agreement (relating to solicitation) have been satisfied in all respects, or

(6) by Parent if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, (i) there shall have occurred, on the part of the Company, (x) a material breach of any representation or warranty in Section 4.01 (organization and qualification),
    Section 4.03 (capitalization) or Section 4.04 (authority relative to agreement) thereof or (y) a breach of any other representation, warranty, covenant or agreement contained in the Merger Agreement (determined without giving effect to any materiality or similar qualifications), other than those breaches that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, which breach is not curable or, if curable, is not cured on or prior to the earlier of
    (A) ten (10) calendar days after written notice of such breach is given by Parent to the Company and (B) the date on which all conditions to the Offer not related to such breach have been satisfied, (ii) the Company fails to perform any of its obligations under, or otherwise breaches, Section 6.07 (relating to solicitation of proposals) of the Merger Agreement, (iii) the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent and Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, shall have approved or recommended an Acquisition Proposal, or shall have resolved to effect any of the foregoing, (iv) the Company or any of its subsidiaries shall have entered into an Acquisition Agreement obligating the Company or any of its subsidiaries to engage in a transaction with a person other than Parent, Purchaser or an affiliate of either (an "Acquisition Transaction"), or shall have consummated an Acquisition Transaction, or (v) the Company Board fails to publicly reaffirm its approval or recommendation of the Offer, the Merger Agreement or the Merger, or fails to reaffirm its determination that the Offer, the Merger Agreement and the Merger are in the best interests of the Company's shareholders, within ten (10) business days after Parent requests in writing that such recommendation or determination be reaffirmed.

    FEES AND EXPENSES. The Merger Agreement provides that whether or not the Merger is consummated, except as otherwise provided therein, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses. In the event that the Merger Agreement is terminated pursuant to Section 8.01(e)(ii) (paragraph 5(ii) under "--Termination" above) or
Section 8.01(f) thereof (paragraph 6 under "--Termination" above), then the Company shall pay Parent in cash a termination fee of $14 million (the "Termination Fee") and reimburse Parent for the fees and expenses of Parent and Purchaser related to the Merger Agreement, the transactions contemplated thereby and any related financing (subject to a maximum of $1.0 million) (the "Parent Expenses"). The Termination Fee and Parent Expenses shall be payable by wire transfer of immediately available funds upon such termination.

    AMENDMENT; WAIVER.  The Merger Agreement provides that, subject to
Section 1.03(c) thereof (requirements for amendment), it may be amended by the Company, Parent and Purchaser at any time before or after any approval thereof by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company's shareholders thereunder without the approval of such shareholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

CONSULTING AGREEMENT

    In connection with the transactions contemplated by the Merger Agreement, Parent and the Company entered into the Consulting Agreement with James N. Hauslein, effective as of the closing date of the Merger. A copy of the Consulting Agreement is filed as an exhibit to the Schedule TO and is incorporated herein by reference. The following summary is qualified in its entirety by reference to such agreement.

    The five-year Consulting Agreement provides for a fee of $250,000 monthly commencing at the Effective Time. The Consulting Agreement also provides that Mr. Hauslein may not disclose any Confidential Information (as defined in the Consulting Agreement) relating to the Company that he acquired before or after the date of the Consulting Agreement. In addition, Mr. Hauslein has agreed that for the five (5) year period commencing on the closing date of the Merger, he will not engage in any business activities that compete with Parent or the Company.

12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY.

    PURPOSE OF THE OFFER. The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as promptly as practicable.

    The Company Board has approved the Merger and the Merger Agreement.

    Depending upon the number of Shares purchased by Purchaser pursuant to the Offer, the Company Board may be required to submit the Merger Agreement to the Company's shareholders for approval at a shareholder's meeting convened for that purpose in accordance with the FBCA. If shareholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting.

    If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to approve the Merger Agreement without the affirmative vote of any other shareholder. If Purchaser acquires at least 80% of the then outstanding Shares pursuant to the Offer, Purchaser will be able to approve the Merger Agreement without a shareholder meeting and without the approval of the Company's shareholders. See Section 16-- "Certain Legal Matters; Regulatory Approvals." The Merger Agreement provides that Purchaser will be merged into the Company and that the articles of incorporation and bylaws of Purchaser will be the articles of incorporation and bylaws of the Surviving Corporation following the Merger.

    Under the FBCA, holders of Shares do not have dissenters' rights as a result of the Offer. In connection with the Merger, assuming that the Shares remain designated as a national market system security on an interdealer quotation system by the NASD prior to the Merger, shareholders of the Company will not have the right to dissent and demand appraisal of their Shares pursuant to the Merger Agreement and/or under the FBCA.

    PLANS FOR THE COMPANY. Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares pursuant to the Offer, Parent currently intends to seek maximum representation on the Company Board, subject to the requirement in the Merger Agreement that if Shares are purchased pursuant to the Offer, prior to the Effective Time the Company Board will always have at least two members who are neither officers, directors, shareholders nor designees of Purchaser of any of its affiliates, and the Company will continue to comply with the Nasdaq National Market requirements with respect to independent directors. Purchaser currently intends, as soon as practicable after consummation of the Offer, to consummate the Merger.

    Except as otherwise provided herein, it is expected that, initially following the consummation of the Offer, the business and operations of the Company will, except as set forth in this Offer to

Purchase, be continued substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and, after the consummation of the Offer and the Merger, will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Parent's business.

    As a result of the completion of the Offer, the interest of Parent in the Company's net book value and net earnings will be in proportion to the number of Shares acquired in the Offer. If the Merger is consummated, Parent's interest in such items and in the Company's equity generally will equal 100% and Parent and its subsidiaries will be entitled to all benefits resulting from such interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any future decrease in the value of the Company after the Merger. Subsequent to the Merger, current shareholders of the Company will cease to have any equity interest in the Company, will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, shareholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger.

    The Shares are currently traded on the Nasdaq National Market. Following the consummation of the Merger, the Shares will no longer be listed on the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated. Accordingly, after the Merger there will be no publicly-traded equity securities of the Company outstanding and the Company may no longer be required to file periodic reports with the Commission. See Section 13--"Certain Effects of the Offer." It is expected that, if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the current Company Board, will continue to manage the Company as an ongoing business.

    Except as described above or elsewhere in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would relate to or result in
(i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management of the Company, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or
(vii) a class of equity securities of the Company being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13. CERTAIN EFFECTS OF THE OFFER.

    MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. This could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Share Offer Price.

    STOCK QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the Nasdaq National Market, which among other things require that an issuer have either:

    - at least 750,000 publicly held shares, held by at least 400 shareholders of round lots, with an aggregate market value of at least $5,000,000, net tangible assets of at least $4,000,000, a minimum bid price of at least $1 per share, and at least two registered and active market makers providing quotations for the shares, or

    - at least 1,100,000 publicly held shares, held by at least 400 shareholders of round lots, with an aggregate market value of at least $15,000,000, a minimum bid price of at least $5 per share and either (x) a market capitalization of at least $50,000,000 or (y) total assets and total revenue of at least $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years and at least four registered and active market markers providing quotations for the shares.

    If neither of the foregoing standards is met, the Shares would no longer be listed on the Nasdaq National Market. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose.

    If the Nasdaq National Market were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or otherwise in the over-the-counter market and that price or other quotations would be reported by such exchange or through other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are not held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for trading on the Nasdaq National Market. Parent and Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14. DIVIDENDS AND DISTRIBUTIONS.

    As discussed in Section 11 of this Offer to Purchase, the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of Parent, declare, set aside or pay any dividends or other actual, constructive or deemed distribution (whether in cash, securities or property) in respect of a class or series of its capital stock or otherwise make any payments to shareholders in their capacity as shareholders, other than any distribution by a subsidiary of the Company to the Company or a wholly-owned subsidiary of the Company.

15. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provisions of the Offer, the Merger Agreement provides that Purchaser shall not be required to accept for payment or pay for any tendered Shares and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of any tendered Shares, (A) unless (i) there shall have been validly tendered and not withdrawn prior to the expiration date for the Offer that number of Shares which represent at least a majority of the outstanding Shares on a fully diluted basis, after giving effect to the exercise or conversion of all options, warrants, rights and securities outstanding exercisable or convertible into voting securities, on the date of purchase (the "Minimum Condition"), (ii) any applicable waiting periods under the HSR Act shall have expired or been terminated (the "HSR Condition"), (iii) all consents of, or notices to, governmental entities necessary for the consummation of the Offer and the other transactions contemplated by the Merger Agreement shall have been obtained or made, other than those which, if not obtained or made, would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Company or (B) if at any time on or after February 22, 2001 and prior to the time of acceptance for payment or payment for any tendered Shares, any of the following events (each, an "Event") shall have occurred and be continuing:

    (a) any statute, rule, regulation, legislation, interpretation, order, judgment or injunction shall be enacted, entered, enforced, promulgated, amended or issued by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign (other than the waiting period provisions of the HSR Act), which shall remain in effect and which shall have the effect of (i) making illegal or restraining or prohibiting the making of the Offer, the acceptance for payment of, or payment for, the Shares by Parent or Purchaser, or the consummation of the Offer or the Merger, (ii) prohibiting or materially limiting the ownership or operation by Parent or Purchaser of all or a material portion of the business or assets of the Company or any of its subsidiaries, taken as a whole, or compelling Parent or Purchaser to dispose of or hold separately all or a material portion of the business or assets of Parent or Purchaser or the Company or any of its subsidiaries, or seeking to impose any material limitation on the ability of Parent or Purchaser to conduct its business or own such assets, (iii) imposing material limitations on the ability of Parent or Purchaser to effectively acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Purchaser or Parent on all matters properly presented to the Company's shareholders or effectively to control in any material respect the business, assets or operations of the Company or any of its subsidiaries, or (iv) not permitting or allowing Parent to own all of the Company's issued and outstanding Shares,

    (b) there shall be instituted, pending or threatened any action or proceeding by any governmental entity seeking, or that could reasonably be expected to result in, any of the consequences referred to in clauses
(i) through (iv) of paragraph (a) above, or

    (c) any change shall have occurred (or any development shall have occurred involving prospective changes) in the business, results of operations or financial condition of the Company or any of its subsidiaries that has, or could reasonably be expected to have, a Material Adverse Effect on the Company, or

    (d) (i) the Company Board or any committee thereof shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, shall have approved or recommended an Acquisition Proposal, or shall have resolved to effect any of the foregoing; (ii) the Company or any of its subsidiaries shall have entered into an Acquisition Agreement obligating the Company or any of its subsidiaries to engage in a transaction with a person other than Parent, Purchaser or an affiliate of either, or the Company shall have consummated such a transaction; or (iii) the Company Board shall have failed to publicly reaffirm its approval or recommendation of the Offer, the Merger Agreement or the Merger, or shall have failed to reaffirm its determination that the Offer, the Merger Agreement and the Merger are in the best interests of the Company's shareholders, within ten
(10) business days after Parent requests in writing that such recommendation or determination be reaffirmed, or

    (e) the Company and Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms, or

    (f) (i) any of the representations and warranties of the Company set forth in Section 4.01 (organization and qualification), Section 4.03 (capitalization) or Section 4.04 (authority relative to agreement) of the Merger Agreement shall not be true and correct in all material respects on and as of the Expiration Date, or (ii) the other representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, except in the case of this clause (ii) where the failure to be true and correct (without giving effect to any materiality or similar qualifications) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, on and as of the Expiration Date, as if any such representation and warranty were made on and as of the Expiration Date (except as to any such representation or warranty which speaks only as of a specific date, which must be untrue or incorrect as of such specific date), or

    (g) the Company shall have failed to perform or to comply in all material respects with its obligations, covenants or agreements required to be performed by it under the Merger Agreement at or prior to the Expiration Date, or

    (h) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international crisis directly involving the United States (other than an action involving United Nations' personnel or support of United Nations' personnel), (iv) a material limitation by any Governmental Entity on the extension of credit by banks or other lending institutions or (v) in the case of any of the foregoing clauses (i) through (iv) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

    The foregoing Tender Offer Conditions are for the sole benefit of Parent and Purchaser, Parent or Purchaser may assert the failure of any of the Tender Offer Conditions regardless of the circumstances (other than any circumstances arising solely by any action or inaction by Parent or Purchaser) giving rise to any such failure, the Company shall not assert the failure of, or waive, any such condition without the prior written consent of Parent and Purchaser, and if Parent or Purchaser elects to waive any such condition to the Offer (which Parent or Purchaser may do in whole or in part at any time and from time to time), the Company shall cooperate and comply with such election. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    GENERAL. Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes", such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15-- "Certain Conditions of the Offer."

    STATE TAKEOVER STATUTES. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

    AFFILIATED TRANSACTIONS STATUTE AND CONTROL-SHARE ACQUISITION
STATUTE. Because the Company is incorporated under the laws of the State of Florida, it is subject to Section 607.0901 (the "Affiliated Transactions Statute") of the FBCA. The Affiliated Transactions Statute generally operates to prohibit a Florida corporation from engaging in an "affiliated transaction" with an "interested shareholder," unless the affiliated transaction is approved by a majority of the disinterested directors or by the affirmative vote of the holders of two-thirds of the voting shares other than the shares beneficially owned by the interested shareholder, the corporation has not had more than 300 shareholders of record at any time for three years prior to the public announcement relating to the affiliated transaction, or the corporation complies with certain statutory fair price provisions.

    Subject to certain exceptions, under the FBCA an "interested shareholder" is a person who beneficially owns more than 10% of the corporation's outstanding voting shares. In general terms, an "affiliated transaction" includes: (i) any merger or consolidation with an interested shareholder; (ii) the transfer to any interested shareholder of corporate assets with a fair market value equal to 5% or more of the corporation's consolidated assets or outstanding shares or representing 5% or more of the corporation's earning power or net income;
(iii) the issuance to any interested shareholder of shares with a fair market value equal to 5% or more of the aggregate fair market value of all outstanding shares of the corporation; (iv) any reclassification of securities or corporate reorganization that will have the effect of increasing by more than 5% the percentage of the corporation's outstanding voting shares beneficially owned by any interested shareholder; (v) the adoption of a plan of liquidation or dissolution of the corporation if proposed by or with any interested shareholder; and (vi) any receipt by the interested shareholder of the benefit of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the corporation.

    The Company also may be subject to Section 607.0902 of the FBCA (the "Control-Share Acquisition Statute"). The Control-Share Acquisition Statute provides that shares of publicly held Florida corporations that are acquired in a "control-share acquisition" generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all the outstanding shares other than interested shares. A control-share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquirer to have voting power within the following ranges or to move upward from one range into another: (i) 20%, but less than 33 1/3%; (ii) 33 1/3%, but less than or equal to 50%; or (iii) more than 50% of such votes.

    The Control-Share Acquisition Statute does not apply to an acquisition of shares of a publicly held Florida corporation (i) pursuant to a merger or share exchange effected in compliance with the FBCA if the publicly held Florida corporation is a party to the merger or share exchange agreement, or (ii) if such acquisition has been approved by the board of directors of that corporation before the acquisition.

    Because the Control-Share Acquisition Statute specifically exempts a merger effected in compliance with the FBCA if the publicly held Florida corporation is a party to the merger agreement and the acquisition has been approved by the board of directors of the corporation before the acquisition, the provisions of the Control-Share Acquisition Statute are not applicable to the Offer or the Merger. The Company Board has represented in the Merger Agreement that (i) the Company Board has approved the Merger Agreement, the Merger and the Offer and that such approval constitutes valid approval for purposes of the Affiliated Transactions Statute and the Control-Share Acquisition Statute, and (ii) that the Company Board has taken all other action necessary to render the Affiliate Transaction Statute and the Control-Share Acquisition Statute inapplicable to the Offer, the Merger and all transactions contemplated by the Merger Agreement.

    If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event that it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15-- "Certain Conditions of the Offer."

    SHORT-FORM MERGER. Section 607.1104 of the FBCA provides that, if a parent corporation owns at least 80% of the outstanding shares of each class of a subsidiary corporation, it may, without the approval of the shareholders of the subsidiary corporation, (i) merge the subsidiary into itself, (ii) merge itself into the subsidiary, or (iii) merge the subsidiary into and with another subsidiary in which the parent corporation owns at least 80 percent of the outstanding shares of each class of the subsidiary, by effecting a plan of merger adopted by the board of directors of parent corporation and the appropriate filings with the Florida Department of State (a "short-form merger"). Under the FBCA, if Purchaser acquires at least 80% of the outstanding Shares, Purchaser will be able to effect the Merger without a vote of the other shareholders of the Company. In such event, the Company has agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective after such acquisition without a meeting of the Company's shareholders.

    UNITED STATES ANTITRUST COMPLIANCE. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

    Promptly after commencing the Offer and pursuant to the requirements of the HSR Act, Purchaser will file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC. The waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, 15 calendar days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

    The Antitrust Division and the FTC both scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15, including conditions with respect to litigation and certain governmental actions and Section 11 of this Offer to Purchase for certain termination rights.

    FOREIGN ANTITRUST COMPLIANCE. According to the Company Form 10-K, the Company owns property and conducts business in a number of foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might approve or reject or attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such additional conditions or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer.

17. DISSENTERS' RIGHTS.

    Under the FBCA, holders of Shares do not have dissenters' rights as a result of the Offer. In connection with the Merger, assuming that the Shares remain designated as a national market system security on an interdealer quotation system by the NASD prior to the Merger, shareholders of the Company will not have the right to dissent and demand appraisal of their Shares pursuant to the Merger Agreement and/or under the FBCA.

18. FEES AND EXPENSES.

    Rothschild is acting as the Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the acquisition of the Company. Rothschild will receive reasonable and customary compensation for its services. In addition, Parent will reimburse Rothschild for certain expenses it incurs in providing its services. Parent has agreed to indemnify Rothschild and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

    Parent and Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and American Stock Transfer & Trust Company to be the Depositary in connection with the Offer. The

Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

    The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

    Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Dealer Manager) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19. MISCELLANEOUS.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to enable it to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under
Section 7 above.

                            SHADE ACQUISITION CORP.

March 5, 2001

                                   SCHEDULE I
                      DIRECTORS AND EXECUTIVE OFFICERS OF
                     PARENT, LUXOTTICA S.P.A. AND PURCHASER

1.  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

    The following table sets forth the name, age as of the date of this Offer to Purchase, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is Piazzale Lotto, 2, Milan 20148, Italy. Except for Messrs. Bartow and Dennis, who are citizens of the United States of America, each person set forth below is a citizen of Italy and each occupation set forth opposite an individual's name refers to employment with Parent.

                                                            PRESENT PRINCIPAL OCCUPATION
         NAME, BUSINESS ADDRESS                                OR EMPLOYMENT; MATERIAL
        AND POSITION WITH PARENT             AGE        POSITIONS DURING THE PAST FIVE YEARS
-----------------------------------------  --------   -----------------------------------------
  Leonardo Del Vecchio--Chairman of the       65      Mr. Del Vecchio founded Parent's
           Board of Directors                         operations in 1961 and has been Chairman
                                                      of the Board of Parent since its
                                                      formation. He also serves as Chairman of
                                                      the Board of several of Parent's
                                                      subsidiaries. In 1986 the President of
                                                      the Republic of Italy conferred on him
                                                      the honor of Cavaliere dell'Ordine al
                                                      "Merito del Lavoro" (Knight of the Order
                                                      for Labor Merit). In 1994, Mr. Del
                                                      Vecchio became a member of the Board of
                                                      Directors of UniCredito Italiano S.p.A.
                                                      and RAS S.p.A. In May 1995 he received an
                                                      honorary degree in Business
                                                      Administration from the Venice Ca'
                                                      Foscari University. In 1999 he received a
                                                      Master "honoris causa" in International
                                                      Business from MIB-Management School in
                                                      Trieste.

 Luigi Francavilla--Deputy Chairman and       63      Mr. Francavilla has been Co-Chief
       Co-Chief Executive Officer                     Executive Officer of Parent since 1981
                                                      and a Managing Director of Luxottica
                                                      S.p.A., Parent's principal operating
                                                      subsidiary, since 1977. He also serves as
                                                      a Director of several of Parent's
                                                      subsidiaries. From 1972 to 1977, Mr.
                                                      Francavilla was General Manager of
                                                      Luxottica S.p.A. and, from 1969 to 1971,
                                                      he served as Technical General Manager of
                                                      Luxottica S.p.A. In April 2000, he
                                                      received an honorary degree in Business
                                                      Administration from the Constantinian
                                                      University.

                                                            PRESENT PRINCIPAL OCCUPATION
         NAME, BUSINESS ADDRESS                                OR EMPLOYMENT; MATERIAL
        AND POSITION WITH PARENT             AGE        POSITIONS DURING THE PAST FIVE YEARS
-----------------------------------------  --------   -----------------------------------------
      Claudio Del Vecchio--Director           43      Mr. Del Vecchio has been a Director of
                                                      Parent since 1981. Since 1982, he has
                                                      been serving as the Executive Vice
                                                      President of Avant-Garde Optics, LLC,
                                                      Parent's United States wholesale
                                                      subsidiary. From 1979 to 1982, he managed
                                                      Parent's Italian and German distribution
                                                      operations. He also serves as a Director
                                                      of several of Parent's subsidiaries.
                                                      Claudio Del Vecchio is the son of
                                                      Leonardo Del Vecchio.

  Roberto Chemello--Co-Chief Executive        46      Mr. Chemello has been Co-Chief Executive
                 Officer                              Officer since 1985 and serves as Chairman
                                                      or as a Director of several of Parent's
                                                      subsidiaries. Until 1985, he was Chief
                                                      Financial Officer of Parent. Mr. Chemello
                                                      graduated with a degree in Business
                                                      Administration and Economics from the
                                                      Venice Ca' Foscari University.

        Lucio Rondelli--Director              76      Mr. Rondelli has been a Director of
                                                      Luxottica since 1990. Mr. Rondelli was
                                                      the Chairman of UniCredito Italiano
                                                      S.p.A., having held various positions
                                                      with the bank continuously from 1947. Mr.
                                                      Rondelli also serves as a Deputy Chairman
                                                      of Rolo Banca 1473 S.p.A., as well as a
                                                      director of several other financial
                                                      companies (such as RAS) and charitable
                                                      organizations. He is also a director of
                                                      the Italian Banking Association. In 1976
                                                      he received the honor of Cavaliere di
                                                      Gran Croce dell'Ordine (Knight of the
                                                      Great Cross Order) for merit to the
                                                      Republic of Italy and in 1988 the
                                                      President of the Republic of Italy
                                                      conferred on him the honor of Cavaliere
                                                      dell'Ordine al "Merito del Lavoro"
                                                      (Knight of the Order for Labor Merit).

                                                            PRESENT PRINCIPAL OCCUPATION
         NAME, BUSINESS ADDRESS                                OR EMPLOYMENT; MATERIAL
        AND POSITION WITH PARENT             AGE        POSITIONS DURING THE PAST FIVE YEARS
-----------------------------------------  --------   -----------------------------------------
       Tancredi Bianchi--Director             72      Mr. Bianchi has been director of
                                                      Luxottica since 1990 and has been
                                                      Professor of Credit and Banking at the
                                                      Bocconi University since 1978. In 1959,
                                                      he qualified for University teaching and
                                                      began teaching Banking Technique at the
                                                      Venice University, as well as the Pisa
                                                      and Rome Universities. In recent years he
                                                      joined the Board of Directors of
                                                      Montedison and, until 1989, was a member
                                                      of the Board of Directors of Credito
                                                      Bergamasco. Until 1998 Mr. Bianchi was
                                                      Chairman of the Italian Banking
                                                      Association and currently is Chairman of
                                                      the National Association of the Central
                                                      Institute of Banks and Bankers. He is a
                                                      member of the Board of Directors of
                                                      Credito Emiliano, Milano Assicurazioni,
                                                      Sella Asset Management, Sopaf,
                                                      Centrobanca and Rolo Banca 1473.

        Giorgio Armani--Director              66      Mr. Armani became a Director of Parent in
                                                      2000. Mr. Armani is the Chairman of the
                                                      Board and the sole shareholder of Giorgio
                                                      Armani S.p.A., founded in Milan in 1975.
                                                      In 1979, he founded the Giorgio Armani
                                                      Corporation in the United States. The
                                                      Giorgio Armani Group is one of the
                                                      leading fashion and design houses in the
                                                      world today. It designs, manufactures and
                                                      sells fashion products under a range of
                                                      lifestyle brand names, including: Giorgio
                                                      Armani, Armani Collexioni, Emporio Armani
                                                      and Armani Jeans. Giorgio Armani's retail
                                                      network currently comprises approximately
                                                      300 stores throughout the world.

Cliff Bartow--Chief Operating Officer of      48      Mr. Bartow has been Chief Operating
              LensCrafters                            Officer of LensCrafters since December
           LensCrafters, Inc.                         1998 and is responsible for all
        8650 Governors Hill Drive                     LensCrafters Sales, Marketing and
         Cincinnati, Ohio 45249                       Operations. Prior to obtaining his
                 U.S.A.                               current position, he was Executive Vice
                                                      President of Stores. Mr. Bartow has held
                                                      various other senior executive roles
                                                      since joining LensCrafters in 1987. Mr.
                                                      Bartow has a B.A. in Criminal Law from
                                                      Indiana University of Pennsylvania.

                                                            PRESENT PRINCIPAL OCCUPATION
         NAME, BUSINESS ADDRESS                                OR EMPLOYMENT; MATERIAL
        AND POSITION WITH PARENT             AGE        POSITIONS DURING THE PAST FIVE YEARS
-----------------------------------------  --------   -----------------------------------------
Enrico Cavatorta--Chief Financial Officer     39      Mr. Cavatorta has been Chief Financial
                                                      Officer since 1999. Prior to joining
                                                      Parent, he was Controller of Procter &
                                                      Gamble Italy since 1992, a consultant
                                                      with McKinsey & Co. and Group Controller
                                                      Director with Piaggio S.p.A. Mr.
                                                      Cavatorta graduated with a degree in
                                                      Business Administration and Economics
                                                      from Rome University.

   Enzo Damin--Human Resources Manager        43      Mr. Damin has been Human Resources
                                                      Manager since 1997. Prior to joining
                                                      Parent, he was Junior Consultant for
                                                      Associazione Industriali Bresciana, Human
                                                      Resources Manager of various divisions of
                                                      La Rinascente Department Stores Group and
                                                      BIC Italy. Mr. Damin graduated with a
                                                      degree in Law from Parma University.

 Jack Dennis--Chief Financial Officer of      55      Mr. Dennis has been Chief Financial
              LensCrafters                            Officer of LensCrafters since 1992 and
           Lenscrafters, Inc.                         Chief Administrative Officer since 1999.
        8650 Governors Hill Drive                     Prior to 1992, he was Controller of
         Cincinnati, Ohio 45249                       Lens-Crafters, Vice President of Finance
                 U.S.A.                               in several divisions of U.S. Shoe, and a
                                                      Senior Audit Manager with Arthur Andersen
                                                      & Co. Mr. Dennis graduated with a degree
                                                      in Accounting from the University of
                                                      Kentucky.

   Beatrice Niedda--Marketing Manager         39      Mrs. Niedda has been Marketing Manager
                                                      since 1999. Prior to joining Parent, she
                                                      was Marketing Manager for Unipath and a
                                                      member of the marketing department of
                                                      Unilever's Elida Faberge and Elizabeth
                                                      Arden. Mrs. Niedda has a Masters in
                                                      Business Administration from the Bocconi
                                                      University of Milan and a bachelors
                                                      degree in Engineering.

  Andrea Gallina--Manufacturing Manager       45      Mr. Gallina has been with Luxottica since
                                                      1998. Before joining Parent, he was the
                                                      Manufacturing Director of Aprilia, a
                                                      world leader in motorcycle production. He
                                                      is currently serving as the Manufacturing
                                                      Manager for Parent's Italian production
                                                      facilities.

     Valerio Giacobbi--Sales Manager          36      Mr. Giacobbi has been Sales Manager of
                                                      Parent since 2001. From 1991 until 2001,
                                                      he served as General Affairs Manager. Mr.
                                                      Giacobbi graduated with a degree in
                                                      Business Administration and Economics
                                                      from the Venice Ca' Foscari University.

                                                            PRESENT PRINCIPAL OCCUPATION
         NAME, BUSINESS ADDRESS                                OR EMPLOYMENT; MATERIAL
        AND POSITION WITH PARENT             AGE        POSITIONS DURING THE PAST FIVE YEARS
-----------------------------------------  --------   -----------------------------------------
Sabina Grossi--Investor Relations Manager     35      Ms. Grossi has been Investor Relations
                                                      Manager since 1996. Prior to joining
                                                      Parent, she was an equity financial
                                                      analyst with Caboto Sim S.p.A. Ms. Grossi
                                                      graduated with a degree in Business
                                                      Administration and Economics from Rome
                                                      University.

   Claudio Renon--Product Development         48      Mr. Renon has been Product Development
                 Manager                              Manager since 1990. Before that time, Mr.
                                                      Renon served in various capacities for
                                                      Parent since 1968.

  Luciano Santel--Corporate Development       44      Mr. Santel has been with Luxottica since
                 Manager                              1999. Between 1996 and 1999, he was Chief
                                                      Operating Officer of Casual Corner Group
                                                      Inc., a clothing retailer. He has prior
                                                      experience with Arthur Andersen and other
                                                      manufacturing companies. Mr. Santel
                                                      graduated with a degree in Business
                                                      Administration and Economics from Venice
                                                      Ca' Foscari University.

Umberto Soccal--Chief Information Officer     50      Mr. Soccal joined Luxottica in 1988 as
                                                      Chief Information officer. As Parent
                                                      expanded its distribution network, he
                                                      became responsible for the computer
                                                      systems of all of Parent's European
                                                      subsidiaries. Mr. Soccal previously
                                                      worked as a software programmer and chief
                                                      of the data processing center for the
                                                      Provincial Industry Association.

  Paolo Mollo--Production and Logistics       39      Mr. Mollo joined Parent in 1990 as a
                 Manager                              member of Luxottica's finance department.
                                                      Mr. Mollo has been Production Planning
                                                      Manager since 1993 and Logistics Manager
                                                      since 2000. Mr. Mollo graduated with a
                                                      Degree in Business Administration and
                                                      Economics from Venice Ca' Foscari
                                                      University.

2. DIRECTORS AND EXECUTIVE OFFICERS OF LUXOTTICA S.P.A.

    The following table sets forth the name, age as of the date of this Offer to Purchase, present principal occupation or employment and material occupations, positions, offices or employees for the past five years of each director and executive officer of Luxottica S.p.A. The current business address of each person is Piazzale Lotto, 2, Milan 20148, Italy. Each person set forth below is a citizen of Italy, and each occupation set forth opposite an individual's name refers to employment with Luxottica S.p.A.

         NAME, BUSINESS ADDRESS                             PRESENT PRINCIPAL OCCUPATION
            AND POSITION WITH                                  OR EMPLOYMENT; MATERIAL
            LUXOTTICA S.P.A.                 AGE        POSITIONS DURING THE PAST FIVE YEARS
-----------------------------------------  --------   -----------------------------------------
Leonardo Del Vecchio--Chairman of the         65      See Part 1 of this Schedule.
  Board of Directors

Luigi Francavilla--Co-Chief Executive         63      See Part 1 of this Schedule.
  Officer and Director

Roberto Chemello--Co-Chief Executive          46      See Part 1 of this Schedule.
  Officer and Director

Valerio Giacobbi--Director                    36      See Part 1 of this Schedule.

Andrea Rondelli--Director                     51      Mr. Rondelli became a Director of
                                                      Luxottica S.p.A. in February, 2000. Until
                                                      December, 2000, Mr. Rondelli was a
                                                      Manager of Mediobanca since 1975 where
                                                      his responsibilities included direct
                                                      marketing. He has been a member of the
                                                      board of directors of various public
                                                      companies. Mr. Rondelli graduated with a
                                                      degree in Business Administration and
                                                      Economics from Luigi Bocconi of Milan
                                                      University. Andrea Rondelli is the son of
                                                      Lucio Rondelli, a Director of Parent.

Enzo Damin--Human Resources Manager           43      See Part 1 of this Schedule.

Beatrice Niedda--Marketing Manager            39      See Part 1 of this Schedule.

Andrea Gallina--Manufacturing Manager         45      See Part 1 of this Schedule.

Claudio Renon--Product Development            48      See Part 1 of this Schedule.
  Manager

Umberto Soccal--Chief Information Officer     50      See Part 1 of this Schedule.

Paolo Mollo--Production and Logistics         39      See Part 1 of this Schedule.
  Manager

3. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

    The following table sets forth the name, age as of the date of this Offer to Purchase, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is Piazzale Lotto, 2, Milan 20148, Italy.
Messrs. Chemello and Santel are citizens of Italy and Messrs. Boxer and Giannola are citizens of the United States of America and each occupation set forth opposite an individual's name refers to his position with Purchaser.

                                                              PRESENT PRINCIPAL OCCUPATION
          NAME, BUSINESS ADDRESS                                OR EMPLOYMENT; MATERIAL
       AND POSITION WITH PURCHASER            AGE         POSITIONS DURING THE PAST FIVE YEARS
------------------------------------------  --------   ------------------------------------------
Roberto Chemello--Chief Executive Officer      46      See Part 1 of this Schedule.
  and Director

Luciano Santel--Executive Vice President       44      See Part 1 of this Schedule.

Michael A. Boxer--Vice President, General      39      Mr. Boxer has been General Counsel and
  Counsel and Secretary                                Director of Business Affairs of Parent's
  44 Harbor Park Drive, Port Washington,               U.S. operations since 1993. Mr. Boxer
  New York 11050                                       graduated with a law degree from New York
                                                       University School of Law and with a B.A.
                                                       in political science from Columbia
                                                       University.

Vito Giannola--Treasurer                       37      Mr. Giannola has been Corporate Controller
  44 Harbor Park Drive, Port Washington,               of Parent's U.S. operations since 1990.
  New York 11050                                       Mr. Giannola graduated with a degree in
                                                       business from Pace University.

    Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. Letters of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                    AMERICAN STOCK TRANSFER & TRUST COMPANY

         BY MAIL:                             BY HAND:                     BY OVERNIGHT DELIVERY:
  American Stock Transfer             American Stock Transfer              American Stock Transfer
      & Trust Company                     & Trust Company                      & Trust Company
      59 Maiden Lane                       59 Maiden Lane                      59 Maiden Lane
 New York, New York 10038             New York, New York 10038            New York, New York 10038

                                     BY FACSIMILE TRANSMISSION
                                 (FOR ELIGIBLE INSTITUTIONS ONLY):
                                           (718) 234-5001

                                CONFIRMATION RECEIPT OF FACSIMILE BY
                                          TELEPHONE ONLY:
                                           (718) 921-8200

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Depositary. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                     [LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                      E-mail: proxy@mackenziepartners.com
                                       or
                         CALL TOLL FREE: (800) 322-2885
                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

                                ROTHSCHILD INC.
                          1251 Avenue of the Americas
                            New York, New York 10020
                   Call Toll-Free: (800) 753-5151 (Ext. 3611)
                     In New York City call: (212) 403-3611